UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
Graco Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

GRACO INC.

88 Eleventh Avenue N.E.

Minneapolis, MN 55413

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

The 2026 Annual Meeting of Shareholders of Graco Inc. will be held on April 24, 2026, beginning at 1:00 p.m. Central Time. This year’s meeting will again be a completely virtual meeting of shareholders. Our virtual shareholder meeting format uses technology designed to increase shareholder access, save the Company and our shareholders time and money, and provide our shareholders with rights and opportunities to participate in the meeting similar to what they would have at an in-person meeting. In addition to online attendance, we provide shareholders with an opportunity to hear all portions of the official meeting as conducted by the Chair of the Board and the Secretary, submit written questions and comments during the meeting, and vote online during the open poll portion of the meeting. You may attend the meeting, vote your shares and submit questions electronically during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/GGG2026. You will need the 16-digit control number that is printed in the box marked by the arrow on your Notice Regarding the Availability of Proxy Materials to enter the annual meeting. We recommend that you log in 15 minutes before the meeting to ensure you are logged in when the meeting starts.

At this meeting, shareholders will consider the following matters:

1.	Election of four directors to serve for three-year terms.

2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2026.

3.	An advisory, non-binding resolution to approve our executive compensation.

4.	Transaction of such other business as may properly come before the meeting.

Shareholders of record at the close of business on February 23, 2026, are entitled to vote at this meeting or any adjournment.

We encourage you to join us via the Internet and vote at the meeting. Regardless of whether you plan on joining the meeting, we encourage you to vote by Internet, or by requesting a paper copy of the proxy card and voting by telephone or by returning your proxy card by mail, as described in further detail later in this Proxy Statement.

If you do not vote by Internet, telephone, returning a proxy card or voting your shares online during the meeting, you will lose your right to vote on matters that are important to you as a shareholder. Accordingly, please vote your shares in one of the methods identified above. Instructions on how to vote while participating in the meeting live via the Internet are posted at www.virtualshareholdermeeting.com/GGG2026.

Sincerely,

Mark W. Sheahan President and Chief Executive Officer	Joseph J. Humke Secretary

March 11, 2026
Minneapolis, Minnesota

Graco Inc. 2026 Proxy Statement

Graco Inc. 2026 Proxy Statement

GENERAL REQUESTS FOR GRACO INC. 2025 ANNUAL REPORT ON FORM 10-K

The Graco Inc. 2025 Annual Report on Form 10-K, including the Financial Statements and the Financial Statement Schedule, is available to the public at www.graco.com. A copy may also be obtained free of charge by calling (612) 623-6770 or writing:

Investor Relations

Graco Inc.

P.O. Box 1441

Minneapolis, Minnesota

55440-1441

Graco Inc. 2026 Proxy Statement

GRACO INC.

88 Eleventh Avenue N.E.

Minneapolis, MN 55413

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 24, 2026

Your proxy is solicited by the Board of Directors of Graco Inc. in connection with our Annual Meeting of Shareholders to be held on April 24, 2026, and any adjournments of that meeting (the “Meeting”). Throughout this Proxy Statement, we may refer to Graco Inc. as “us,” “we,” “Graco,” “our Company” or “the Company.”

We have provided you with access to our proxy materials on the Internet. We are providing a Notice Regarding the Availability of Proxy Materials (the “Notice”) to our shareholders of record and our beneficial owners. All shareholders will have the ability to access the proxy materials free of charge on the website identified in the Notice or request email or paper copies of the proxy materials. The Notice contains instructions on how to access the proxy materials through the Internet or request electronic or paper copies. If your shares are held by a broker, bank, broker-dealer or similar organization, you are the beneficial owner of shares held in “street name” and the Notice will be forwarded to you by that organization. As the beneficial owner, you have the right to direct the organization holding your shares how to vote the shares.

The costs of the solicitation, including the cost of preparing and mailing the Notice, Notice of Annual Meeting of Shareholders, and this Proxy Statement, will be paid by us. Solicitation will be primarily through Internet availability of this Proxy Statement to all shareholders entitled to vote at the Meeting. Proxies may be solicited by our officers personally, but at no compensation in addition to their regular compensation as officers. We may reimburse brokers, banks and others holding shares in their names for third parties for the cost of forwarding proxy material to, and obtaining proxies from, third parties. The Notice will be mailed to shareholders on or about March 11, 2026, and the proxy materials will be available at that time on www.proxyvote.com.

Proxies may be revoked at any time prior to being voted by giving written notice of revocation to our Secretary or by voting online during the Meeting. All properly executed proxies received by management will be voted in the manner set forth in this Proxy Statement or as otherwise specified by the shareholder giving the proxy.

Shares voted as abstentions on any matter will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Meeting, and as unvoted (although present and entitled to vote) for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Meeting, but will not be considered as present and entitled to vote with respect to such matters. The election of directors and the advisory vote on our executive compensation will be considered proposals on which your broker does not have discretionary authority to vote. Thus, if your shares are held in street name and you do not provide instructions as to how your shares are to be voted on these matters, your broker or other nominee will not be able to vote your shares in these matters. Accordingly, we urge you to provide instructions to your broker or nominee so that your votes may be counted on these matters. You should vote your shares by following the instructions provided on the voting instruction card that you receive from your broker.

The vote required for the election of directors in an uncontested election is a majority of votes cast, where the number of votes cast “for” a nominee exceeds the number of votes cast “against” a nominee. In the event an incumbent director does not receive a sufficient number of the votes cast for re-election, our Corporate Governance Guidelines require that the director promptly offer to tender his or her resignation to the Board. The Governance Committee will make a recommendation to the Board on whether to accept or reject the offer. The Board, taking into account the recommendation of the Governance Committee, will decide whether to accept or reject the offer, and will publicly disclose its decision and the rationale behind it within 90 days after the date of the election. In a contested election, which is not expected for the Meeting, the vote required for the election of directors is a plurality of votes cast.

The vote required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2026 requires the approval of the greater of a majority of the shares present at the Meeting and entitled to vote, or a majority of the voting power of the minimum number of shares necessary to constitute a quorum. The vote on our executive compensation is advisory and non-binding. However, the Board will consider shareholders to have approved our executive compensation if the number of the votes cast “for” that proposal exceeds the number of votes cast “against” that proposal. An abstention will have no effect on the election of directors or the vote on our executive compensation, but will have the effect of a vote against the ratification of the appointment of Deloitte & Touche.

Graco Inc. 2026 Proxy Statement

Only shareholders of record as of the close of business on February 23, 2026, may vote at the Meeting. As of that date, there were 165,790,025 issued and outstanding common shares of the Company, the only class of securities entitled to vote at the Meeting. Each share registered to a shareholder of record is entitled to one vote. Cumulative voting is not permitted.

VOTING METHODS

Registered shareholders may vote by using any one of the following methods:

1.	Vote by Internet.

You may visit www.proxyvote.com to vote your shares on the Internet, 24 hours a day, seven days a week, prior to 11:59 p.m. Eastern Time on April 23, 2026. Have your Notice or proxy card (if you have requested one) in front of you when you access the website, as they include information, including a unique shareholder control number, that is required to access the system.

2.	Vote by Telephone.

You may request a paper proxy card by following the instructions on your Notice for requesting a copy of materials. After you receive your paper proxy card, you may call the toll-free phone number, 1-800-690-6903, listed on your proxy card to vote your shares, 24 hours a day, seven days a week, prior to 11:59 p.m. Eastern Time on April 23, 2026. Have your proxy card or Notice in front of you when calling, as they include information, including a unique shareholder control number, which is required to access the system.

3.	Vote by Mail.

You may request a paper proxy card by following the instructions on your Notice for requesting a copy of materials. After you receive your paper proxy card, you may mark, date, and sign the proxy card, and return it to be received no later than April 23, 2026.

4.	Vote Online During the Meeting.

You may vote online during the Meeting through the link www.virtualshareholdermeeting.com/GGG2026. The 16-digit control number provided on your Notice or proxy card is necessary to access this site. The Meeting will begin at 1:00 p.m. Central Time (with log-in beginning at 12:45 p.m. Central Time) on April 24, 2026.

If you own your shares through a broker, bank, broker-dealer or similar organization, you may vote by the methods made available to you through your broker. Follow the instructions describing the available processes for voting your stock that are provided to you by your broker.

ADDITIONAL MEETING INFORMATION

Shareholders of record at the close of business on February 23, 2026, may attend and participate in the Meeting. Shareholders will need to use their control number to log into the Meeting at www.virtualshareholdermeeting.com/GGG2026.

We encourage you to access the Meeting prior to the start time. Please allow sufficient time for online check-in, which begins at 12:45 p.m. Central Time. You may check your browser’s compatibility any time prior to the Meeting at www.virtualshareholdermeeting.com/GGG2026. If you experience any difficulties accessing the Meeting, please call (612) 623-6770 for assistance.

Shareholders who wish to submit questions may do so electronically before the Meeting (starting at the time of check-in) or during the Meeting. We will post any appropriate questions received during the Meeting and our answers on our Investor Relations website at https://investors.graco.com/webcast-presentation as soon as practical after the Meeting.

Graco Inc. 2026 Proxy Statement

2025 HIGHLIGHTS

Financial

Net Sales	Operating Earnings	Diluted Earnings Per Share	Dividends	Share Repurchases	Total Shareholder Return

➢ $2.237 billion ➢ Up 6% from 2024	➢ $624.8 million ➢ Up 10% from 2024	➢ $3.08 ➢ Up 9% from 2024	➢ $1.10 per share ➢ Up 8% from 2024 ➢ Our 26th annual increase	➢ $423 million	➢ 1 Year = 0.4% ➢ 5 Year = 21% ➢ 10 Year = 272%

Organization, Sustainability & Governance

➢ We successfully implemented our One Graco operating model, which integrated our regional operations into four global business divisions: Contractor, Industrial, Powder and Expansion Markets

➢ We were again recognized as one of the Most Trustworthy Companies in America by Newsweek

➢  Our 2024 ESG Update Report, published in December 2025, highlighted key initiatives including the launch of our Global Safety Awareness Program and the introduction of “Start with Safety,” a continuous improvement initiative empowering employees to proactively enhance workplace safety

➢ The Board appointed Ms. Andrea H. Simon to the Board effective December 2025

Compensation

 Based on 2025 financial performance, Incentive Bonus Plan payments for our CEO and our other NEOs were as follows:

➢  CEO = 118% of target; 118% of base salary

➢  Other NEOs = 109% to 118% of target; 76% to 83% of base salary

BOARD OF DIRECTORS

Nominees and Continuing Directors

The following information is given with respect to the four nominees for election at the Meeting and the other five directors whose terms of office will continue after the Meeting, and includes a description of the particular experience, qualifications, attributes or skills that led the Board to conclude that each of the nominees and directors should serve as members of the Board.

Nominees for election at the Meeting to terms expiring in 2029:

Martha A. Morfitt

Ms. Morfitt, 68, is President and Chief Executive Officer of River Rock Partners, Inc., a business and cultural transformation consulting firm. She assumed this position in 2008. Ms. Morfitt formerly served as Chief Executive Officer of Airborne, Inc., a manufacturer of dietary supplements, from 2009 until 2012. Ms. Morfitt left her position at Airborne in 2012 as a result of the acquisition of Airborne by Schiff Nutrition Group. She also served as President and Chief Executive Officer of CNS, Inc., a manufacturer and marketer of consumer products, from 2001 until 2007. Ms. Morfitt left her position at CNS in 2007 as a result of the acquisition of CNS by GlaxoSmithKline plc. Ms. Morfitt has been a director of Graco since 1995. She is also a director and the Executive Chair of lululemon athletica inc. and a director of Olaplex Holdings, Inc. From 2017 until 2020, Ms. Morfitt served as a director of Mercer International, Inc.; from 2008 until 2015, she served as a director of Life Time Fitness, Inc.; from 1998 until 2007, she served as a director of CNS; from 2005 until 2006, she served as a director of Intrawest Corporation; and from 2007 until 2010, she served as a director of Solta Medical, Inc. f/k/a Thermage, Inc. Among other qualifications, Ms. Morfitt brings a wealth of global marketing and leadership skills to our Board. Her experience as CEO at River Rock Partners, Airborne and CNS, as well as her experience as a Vice President at Pillsbury Company, allow her to provide our Company with significant strategic and product marketing guidance. Ms. Morfitt’s long service on our Board and her considerable knowledge of our business make her well-suited to provide advice with respect to our strategic plans and marketing programs. Our Board recognizes Ms. Morfitt’s expertise, leadership and experience by her appointment as Chair of the Management Organization and Compensation Committee.

Graco Inc. 2026 Proxy Statement

Mark W. Sheahan

Mr. Sheahan, 61, is President and Chief Executive Officer of Graco Inc., a position he has held since June 2021. He served as Chief Financial Officer and Treasurer from June 2018 until June 2021. He was Vice President and General Manager, Applied Fluid Technologies Division from 2008 until June 2018. He served as Chief Administrative Officer from 2005 until 2008, and was Vice President and Treasurer from 1998 to 2005. Prior to becoming Treasurer in 1996, he was Manager, Treasury Services. Mr. Sheahan joined the Company in 1995, and has been a director since June 2021. Mr. Sheahan has over thirty years of progressive experience in various manufacturing, finance and administration roles while at Graco. He has extensive operating experience and in-depth knowledge of financial and managerial accounting practices at Graco. Mr. Sheahan also serves as a director of Tennant Company and on the board of managers of Fernweh Group, LLC, a private organization that makes investments in, and provides consulting services to, companies in the industrial and industrial-technology sectors.

Andrea H. Simon

Ms. Simon, 50, is Executive Vice President & Chief Financial Officer of MasterBrand, Inc., a manufacturer of residential cabinets. She has held this position since September 2020, including through the December 2022 spin-off of MasterBrand, Inc. as a separate public company from Fortune Brands Innovations, Inc. Prior to that, Ms. Simon was the President of Weir Pressure Control North America of The Weir Group PLC, a global mining technology company, from August 2019 to September 2020, after having served in other finance, strategy, IT, real estate and global sourcing roles for The Weir Group’s global business since June 2008. Earlier in her career, she worked in the accounting, finance and internal audit functions at Briggs & Stratton Corporation, and was a senior auditor at Arthur Andersen, LLP. Ms. Simon has been a director of Graco since December 2025. Among other qualifications, Ms. Simon brings a wealth of financial expertise, operational experience and business acumen to our Board, and her background and experiences are valuable to our Board as we continue to execute upon our global growth strategies. She has been designated by our Board as an audit committee financial expert.

Kevin J. Wheeler

Mr. Wheeler, 66, is Executive Chairman of A. O. Smith Corporation, one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as a manufacturer of water treatment and air purification products, a position he has held since July 2025 after serving as Chairman since May 2020. Mr. Wheeler also served as President and Chief Executive Officer of A. O. Smith from September 2018 to June 30, 2025, and before that served as President and Chief Operating Officer of A. O. Smith from June 2017 to August 2018. From 2013 to May 2017, Mr. Wheeler held the position of Senior Vice President of A. O. Smith and President and General Manager of its North America, India, Europe Water Heating and Export business, which was then A. O. Smith’s largest operating unit. Mr. Wheeler previously served as Managing Director of A. O. Smith’s European operations, where he had responsibility for its water heater business in Europe and the Middle East, and upon his return to the United States from the Netherlands, served as Vice President-International, with responsibility for all European and Asian operations, including China. Mr. Wheeler joined A. O. Smith in 1994, and has served as a director of A. O. Smith since July 2017 and as Chairman since May 2020. Mr. Wheeler has been a director of Graco since February 2020. Among other qualifications, Mr. Wheeler brings to our Board extensive sales, manufacturing and international experience, and his background as both an executive and a director of a public company provides additional depth to our Board’s leadership capabilities.

Directors whose terms continue until 2027:

Heather L. Anfang

Ms. Anfang, 53, is President, Dairy Foods, Executive Vice President of Land O’ Lakes, Inc., an agribusiness and food company and one of the largest producers of dairy products in the United States. She assumed this position in February 2024. Prior to that, Ms. Anfang held various positions at Land O’ Lakes, including Senior Vice President, General Manager, U.S. Dairy Foods from 2019 to February 2024, Vice President, Ecommerce/Ebusiness from 2017 to 2019, Vice President, Marketing, Land O’ Lakes SUSTAIN during 2017, Vice President, Marketing and General Manager, U.S. Dairy Foods from 2014 to 2016, Director, Marketing and General Manager, Land O’ Lakes, Retail Foods during 2013, Director, Marketing, Retail Foods Butter & Spreads from 2010 to 2013, Director, Sales & Marketing, Ingredients Solutions from 2008 to 2010, Manager, Marketing, Ingredient Solutions from 2005 to 2008, Manager, Marketing, Retail Cheese from 2003 to 2005, and Assistant Manager, Marketing, Retail Butter from 1999 to 2003. Before joining Land O’ Lakes, Ms. Anfang held marketing, sales and client services roles at The Pillsbury Company, LLC and Information Resources, Inc. Ms. Anfang also serves on the board of directors and as an executive officer of the Innovation Center for U.S. Dairy, a volunteer organization for the dairy industry, and on the board of directors of Milkweed Editions, a non-profit. Ms. Anfang has been a director of Graco since May 2023. Among other qualifications, Ms. Anfang brings to our Board an array of marketing, sales, ecommerce, operational and leadership skills. In her current role at Land O’ Lakes, Ms. Anfang is responsible for overseeing a multibillion-dollar business. This experience, together with the diversity of other professional experiences upon which she is able to draw, provides further depth of insight and new perspectives to our Board and enhances its leadership and strategic capabilities.

Graco Inc. 2026 Proxy Statement

Archie C. Black

Mr. Black, 63, was Chief Executive Officer of SPS Commerce, Inc., a cloud-based supply chain management software company, from 2001 until his retirement in October 2023. From October 2023 until May 2024, he held the position of Executive Chair of the Board of SPS Commerce. Mr. Black served as Senior Vice President and Chief Financial Officer of SPS Commerce from 1998 to 2001. Prior to that, he served as Senior Vice President and Chief Financial Officer of Investment Advisors, Inc. from 1987 to 1998. Before joining Investment Advisors, Inc., Mr. Black spent three years as an auditor at Price Waterhouse. Mr. Black has served as a director of Proto Labs, Inc. since 2016, including as Chairman of the Board of Proto Labs, from May 2020 to May 2023. From 2001 to 2024, Mr. Black served as a director of SPS Commerce. Mr. Black has been a director of Graco since February 2023. Among other qualifications, Mr. Black brings to our Board unique perspectives on leveraging technology to improve business processes, outcomes and performance, an in-depth understanding of the requirements of managing a public company, proven leadership, and a wealth of valuable insights and business experience. He has been designated by our Board as an audit committee financial expert.

Directors whose terms continue until 2028:

Eric P. Etchart

Mr. Etchart, 69, was Senior Vice President, Business Development of The Manitowoc Company, Inc., a manufacturer of cranes and foodservice equipment, from 2015 until his retirement in 2016. Mr. Etchart served as President of Manitowoc Cranes and Senior Vice President of The Manitowoc Company from 2007 until 2015. From 2001 to 2007, Mr. Etchart was Executive Vice President, Asia Pacific and President, Zhang Jia Gang Company of the Manitowoc Crane Group in Shanghai, China. Prior to that, Mr. Etchart held various management positions at Potain S.A., until it was acquired by Manitowoc Crane Group in 2001, and at PPM Cranes S.A. Mr. Etchart has been a director of Graco since 2010. He also serves as a director of Alamo Group Inc. and WD-40 Company, and he serves as WD-40’s Chairman of the board of directors. Mr. Etchart is a National Association of Corporate Directors (“NACD”) Board Leadership Fellow, and has successfully completed the Diligent Climate Leadership and ESG Leadership certification programs, which collectively focus on climate risk and related business strategy, the board’s related fiduciary obligations, climate-related government regulations, reporting and disclosure requirements, investor engagement, ESG oversight and the development of sustainable growth strategies. Among other qualifications, Mr. Etchart brings to our Board over thirty years of global manufacturing experience, as well as extensive knowledge of and expertise in finance and marketing. Mr. Etchart, a French-national with over twenty years of experience in management positions outside of the U.S., including positions in China, Singapore, Italy, France and the Middle East, is particularly well-suited to provide an international perspective to the Board as we develop our business in global markets.

Jody H. Feragen

Ms. Feragen, 70, was Executive Vice President and Chief Financial Officer of Hormel Foods Corporation, a multinational marketer and manufacturer of brand name food and meat products, from 2010 until her retirement in 2016. She served as Hormel’s Senior Vice President and Chief Financial Officer from 2007 to 2010, and as Vice President of Finance and Treasurer from 2005 to 2007. She also served on Hormel’s board of directors from 2007 until 2016 and on Patterson Companies, Inc.’s board of directors from 2011 until April 2025. Ms. Feragen has been a director of Graco since 2015. Ms. Feragen brings to our Board a wealth of financial expertise, business acumen, strong leadership skills and extensive public company experience. Our Board recognizes this expertise, leadership and experience through its designation of Ms. Feragen as one of our audit committee financial experts and by her appointment as Chair of the Audit Committee.

J. Kevin Gilligan

Mr. Gilligan, 71, was Chief Executive Officer of Capella Education Company, an online education provider, from 2009 until August 2018. He also served as a director of Capella Education from 2009 until August 2018, and as Chairman from 2010 until August 2018. Mr. Gilligan served as Executive Vice Chairman of Strategic Education, Inc. from August 2018 until July 2019 in connection with its merger with Capella Education, and served as Vice Chairman of Strategic Education from August 2019 to April 2023. Mr. Gilligan was President and Chief Executive Officer of United Subcontractors, Inc., a national construction services company, from 2004 until 2009. Mr. Gilligan was President and Chief Executive Officer, Automation and Control Solutions, Honeywell International, Inc., a diversified technology and manufacturing company, from 2001 until 2004. Mr. Gilligan has been a director of Graco since 2001 and has served as Chair of the Board of Graco since February 2024. From 2004 until 2009, Mr. Gilligan was a director of ADC Telecommunications, Inc., and served as lead director from 2008 until 2009. Among other qualifications, Mr. Gilligan brings to our Board over twenty-five years of global operational experience as well as comprehensive knowledge of the construction industry, one of the key industries Graco serves. Mr. Gilligan’s public company experience as both an executive and a director provides additional depth to our Board’s leadership capabilities. Our Board recognizes this experience and leadership by his appointment as Chair of our Board and Chair of the Governance Committee.

Graco Inc. 2026 Proxy Statement

Qualification Standards

Our Company will only consider as candidates for director individuals who possess a high level of ethics and integrity, and who are committed to representing the long-term interests of our shareholders. Such candidates must be able to make a significant contribution to the governance of our Company by virtue of their business and financial expertise, educational and professional background, and current or recent experience as a CEO or other senior leader of a public company or other major organization. The business discipline that may be sought at any given time will vary depending on the needs and strategic direction of our Company and the disciplines represented by incumbent directors. In evaluating candidates for nomination as a director of Graco, the Governance Committee also makes the commitment to consider, and when undertaking a search for a new independent director shall instruct any firm assisting with such search to consider, other criteria, including not only diversity of experience, geographical representation, independence, practical wisdom, mature judgment and the ability of the candidate to represent the interests of all shareholders and not those of a special interest group, but also specifically gender, race and ethnicity. One or more of our directors is required to possess the education or experience required to qualify as an audit committee financial expert as defined in the applicable rules of the Securities and Exchange Commission (“SEC”).

Once elected, all directors are subject to the standards set forth in our Corporate Governance Guidelines, which include, among others, the requirement to tender the director’s resignation if his or her employment status significantly changes, and the requirement to resign from the Board effective as of the date of the Annual Meeting of Shareholders following the director’s 75th birthday unless the Board determines that the director has current, substantial engagement in business activities that requires skills relevant to our business and useful to the Board.

The Governance Committee is responsible for the identification and recruitment of suitable prospective director candidates and has the sole authority to hire an outside search firm to identify director candidates. The Governance Committee may retain an outside search firm as a resource for future candidate sourcing and succession planning as the Governance Committee deems appropriate. In 2025, Ms. Simon was introduced to the Company through a director search and placement firm that had been engaged by the Company for the benefit of the Governance Committee. The Chair of the Governance Committee, together with a subset of other members of the Governance Committee as well as our CEO, initially met with Ms. Simon. The Governance Committee as a whole thereafter reviewed and evaluated Ms. Simon as a potential director candidate, including assessing whether she satisfied the standards and expectations described above. Following this process, the Governance Committee recommended that the Board appoint Ms. Simon as a director.

Director Commitments

Our Board recognizes that directors need to be in a position to commit sufficient time and energy in order to be effective representatives of our shareholders’ interests. As such, our directors are required to advise the Chair of the Board (or, in the case of the Chair, the Chair of the Management Organization and Compensation Committee) in advance of accepting an invitation to serve on the board of another public company. Our Corporate Governance Guidelines provide that directors who serve as executive officers of a public company may not serve on more than two other public company boards and all other directors may not serve on more than three other public company boards, without the prior approval of the Governance Committee.

Qualifications of Current Directors

All of our directors meet the qualification standards and expectations described above. In addition to possessing a high level of ethics, integrity and values, excellent judgment and a commitment to representing the long-term interests of our shareholders, each of our directors brings a particular set of skills and experience that enable him or her to make a significant contribution to the governance of our Company.

Graco Inc. 2026 Proxy Statement

In considering whether to recommend an individual for election to our Board, the Governance Committee considers diversity of experience, geographical representation, gender and race, in addition to the other qualifications described in the “Qualification Standards” section above. The Committee views diversity expansively and considers, among other things, functional areas of business and financial expertise, educational and professional background, and those competencies that it deems appropriate to develop a cohesive Board such as ethics, integrity, values, practical wisdom, mature judgment and the ability of the candidate to represent the interests of all shareholders and not those of a special interest group.

Our Board of Directors and each of its committees engage in an annual self-evaluation process. As part of that process, directors, including our CEO, provide feedback on, among other things, whether the Board has the right set of skills, diversity, experience and expertise. This evaluation encompasses a consideration of diversity as described above.

One of our directors is racially diverse and four of our directors are women.

Nominee Selection Process

The selection process for director candidates reflects guidelines established from time to time by the Governance Committee. A shareholder seeking to recommend a prospective candidate for the Governance Committee’s consideration should submit such recommendation in writing, addressed to the Governance Committee in care of the Secretary of the Company at our Company’s corporate headquarters. Nominees recommended by shareholders will be evaluated in the same manner as nominees from other sources.

To nominate a director, our Bylaws provide that timely notice must be received by the Secretary setting forth: (i) the name, age, business and residential addresses and principal occupation or employment of each nominee proposed in such notice; (ii) the name and address of the shareholder giving the notice and any beneficial owner on whose behalf the nomination is made, as they appear in our Company’s stock register; (iii) the number of shares of capital stock of our Company which are beneficially owned by, or any other direct or indirect interest in the capital stock of our Company held by, each such nominee and such shareholder; and (iv) such other information concerning each such nominee as would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such nominee. Such notice must also include a signed consent of each such nominee to serve as a director of our Company, if elected. The deadlines for nominating directors for the 2027 Annual Meeting of Shareholders are set forth below under “Shareholder Proposals and Nominations for the Annual Meeting in the Year 2027.”

DIRECTOR INDEPENDENCE

Our Board of Directors has determined that Ms. Anfang, Mr. Black, Mr. Etchart, Ms. Feragen, Mr. Gilligan, Ms. Morfitt, Ms. Simon and Mr. Wheeler are independent directors. The independent directors constitute a majority of the Board, and the only director who is not independent is Mr. Sheahan, our CEO. In making its determination regarding the independence of the directors, our Board noted that each independent director meets the standards for independence set out in the New York Stock Exchange (“NYSE”) corporate governance rules, and that there is no material business relationship between our Company and any independent director, including any business entity with which any independent director is affiliated.

In making its determination, our Board reviewed information provided by each of the independent directors and information gathered by our management, and determined that none of the independent directors have any relationship with our Company other than as a director and shareholder.

BOARD LEADERSHIP STRUCTURE

Our Bylaws and Corporate Governance Guidelines provide for the position of Chair of the Board of Directors, who may or may not be the same person who serves as our CEO. Mr. Gilligan has served as our independent Chair of the Board since February 2024. Our Board currently believes that separating the roles of Chair of the Board and CEO is appropriate for our Company because it is desirable to have our CEO focused on the management and operation of our business without the additional responsibilities of Board Chair. Moreover, Mr. Gilligan has meaningful public company and governance experience. Our Bylaws and Corporate Governance Guidelines set forth several responsibilities of the Chair of the Board, including setting agendas for board meetings and presiding at executive sessions of non-employee directors.

Graco Inc. 2026 Proxy Statement

BOARD OVERSIGHT OF RISK

Our Board of Directors takes an active role in oversight of our Company’s risk by assessing risks inherent in our Company’s decisions and key strategies. We have separated the roles of Board Chair and Chief Executive Officer, which the Board believes increases its independence from management and facilitates better risk monitoring and oversight. The Audit Committee specifically discusses policies with respect to risk assessment and risk management as part of its responsibility to oversee our Company’s compliance with legal and regulatory requirements. The Audit Committee actively oversees the Company’s cybersecurity risks and strategy, with management providing regular reports to the Audit Committee and the Board on cybersecurity risks facing the Company and the systems management has put in place to identify, mitigate and manage those risks.

Our Company engages in an Enterprise Risk Management (“ERM”) process. The ERM process consists of periodic risk assessments performed by each division and functional group during the year, including an annual risk assessment on the Company’s executive compensation program (as discussed in more detail on page 20) and an annual assessment of the Company’s cybersecurity risks. Executive management periodically reviews the divisional and functional risk assessments. These assessments are presented to the Audit Committee each September to ensure completeness, appropriate oversight and review, after which a corporate risk assessment is presented to the Board of Directors to promote broader visibility to the risks facing our Company. Throughout the course of the year, management presents to the Board of Directors a deeper review of several of the more pronounced risks identified through the ERM process. We believe that the active oversight role played by our Audit Committee, which consists solely of independent directors, provides the appropriate level of independent oversight of risk within our Company.

BOARD OVERSIGHT OF ARTIFICIAL INTELLIGENCE

The development and adoption of generative artificial intelligence (“AI”) technologies are rapidly evolving, and the Company is exploring AI capabilities to enhance efficiency and productivity, as well as to improve its products and customer experience. Towards this end, the Company has developed an AI Council, a cross-functional group dedicated to driving enterprise-wide adoption of AI and accelerating innovation. At the same time, the Company has adopted policies to help ensure the legal, ethical and secure use of generative AI technologies. Our Board of Directors receives periodic reports from management about enterprise risks and strategies associated with AI and emerging technologies.

BOARD OVERSIGHT OF ENVIRONMENTAL AND SOCIAL MATTERS

Our Board of Directors provides oversight of the Company’s strategies and initiatives related to corporate social responsibility and sustainability, including environmental, social and governance matters, with management providing regular reports to the Board or one of its committees on various topics related to these matters.

MEETINGS OF THE BOARD OF DIRECTORS

During 2025, our Board of Directors met five times. Attendance of our directors at all Board and committee meetings averaged 99.2%. During 2025, every director attended at least 75% of the aggregate number of meetings of the Board and all committees of the Board on which he or she served. Our Corporate Governance Guidelines require that each director make all reasonable efforts to attend the Company’s Annual Meeting of Shareholders. In 2025, all of the directors attended the Annual Meeting of Shareholders. Each regularly scheduled meeting of the Board includes an executive session of only non-employee directors, and, at least once per year, with independent directors only. Our independent Chair of the Board presides at the executive sessions.

Graco Inc. 2026 Proxy Statement

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has an Audit Committee, a Governance Committee, and a Management Organization and Compensation Committee. Membership as of February 23, 2026, the record date, was as follows:

Audit	Governance	Management Organization and Compensation
Jody H. Feragen, Chair	J. Kevin Gilligan, Chair	Martha A. Morfitt, Chair
Heather L. Anfang	Eric P. Etchart	Heather L. Anfang
Archie C. Black	Jody H. Feragen	Archie C. Black
Eric P. Etchart	Martha A. Morfitt	J. Kevin Gilligan
Andrea H. Simon	Kevin J. Wheeler	Andrea H. Simon
Kevin J. Wheeler

Ms. Simon was appointed to serve as a member of the Audit Committee and the Management Organization and Compensation Committee upon her appointment to the Board, effective December 5, 2025.

Audit Committee (8 meetings in fiscal year 2025)

The Audit Committee is composed entirely of directors who meet the independence requirements of the Securities Exchange Act of 1934. All of the Audit Committee members are, in the judgment of the Board, financially literate. Our Board has determined that Mses. Feragen and Simon and Mr. Black are audit committee financial experts.

The Audit Committee assists the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualification and independence of the independent auditor, and the performance of the internal audit function and the independent auditors.

The responsibilities of the Audit Committee are set forth in a written charter. The Audit Committee has reviewed and reassessed the adequacy of its charter and concluded that the charter satisfactorily states the responsibilities of the Audit Committee. The Audit Committee Charter was most recently approved by the Board on February 18, 2022.

Governance Committee (3 meetings in fiscal year 2025)

The Governance Committee is composed entirely of directors who meet the independence requirements of the NYSE. The Governance Committee has the following functions:

•	Sets criteria for the selection of prospective Board members, identifies and recruits suitable candidates, presents director nominees to the Board, and oversees director on-boarding and orientation;

•	Periodically evaluates our Company’s shareholder value protections, board structure, and business continuity provisions, and recommends any changes to the Board;

•

Recommends to the Board: desired skills, experience and other attributes for Board membership, including expectations of Board members and retirement policies; the appropriate number of directors; the compensation, benefits and retirement programs for directors; the committee structure, committee charters, committee chairs and committee membership; the number and schedule of Board meetings; a set of Corporate Governance Guidelines; and the appropriate person(s) to hold the positions of Chair of the Board and CEO; and

•

Periodically reviews the Company’s insider trading policy(ies) and makes recommendations to the Board regarding any updates thereto, and review compliance with management and director share ownership guidelines.

The responsibilities of the Governance Committee are fully set forth in its written charter, which was most recently approved by the Board on September 12, 2025.

Management Organization and Compensation Committee (3 meetings in fiscal year 2025)

The Management Organization and Compensation Committee is composed entirely of directors who meet the independence requirements of the NYSE. The Management Organization and Compensation Committee has the following functions:

•	Develops our Company’s philosophy and structure for executive compensation;

•	Determines the compensation of the CEO and reviews and approves the compensation of the other executive officers;

Graco Inc. 2026 Proxy Statement

•	Reviews and discusses with management, and recommends to the Board the inclusion of, the Compensation Discussion and Analysis in our Company’s annual proxy statement;

•	Leads the review of the performance of the CEO based on individual goals and objectives, and communicates to the CEO its assessment of the CEO’s performance on an annual basis;

•	Administers and oversees the administration of our Company’s stock options and other equity-based compensation plans;

•	Administers the Company’s incentive compensation recovery policy; and

•	Oversees executive management organization and succession plans.

The responsibilities of the Management Organization and Compensation Committee are fully set forth in its written charter, which was most recently approved by the Board on February 14, 2025.

DIRECTOR COMPENSATION

2025 Non-Employee Director Compensation	Amount ($)
Annual Equity Grant	140,000	(1)
Annual Board Retainer	80,000
Additional Retainers:
Annual Chair Retainer	30,000
Annual Committee Retainer:
Audit Committee	12,500
Management Organization and Compensation Committee	7,500
Governance Committee	6,000
Annual Committee Chair Retainer:
Audit Committee	20,000
Management Organization and Compensation Committee	12,500
Governance Committee	10,000

(1)	Approximate economic value of annual equity grant based on Black-Scholes value per share on the date of grant.

A non-employee director may elect to receive shares of our common stock instead of cash for all or part of the director’s annual retainers. A director may choose to receive the shares currently or defer receipt until the director leaves the Board, at which time the director may receive the shares in a lump sum or installments. Payments, whether in a lump sum or by installments, will be made in shares of common stock, plus cash in lieu of any fractional share. When our Board declares a dividend, the director’s deferred stock account is credited with additional shares of deferred stock in an account held by a trustee in the name of the director equivalent to the number of shares that could be purchased with the dividends at the current fair market value of the shares.

Non-employee directors receive an annual option grant. In February 2025, non-employee directors received an annual option grant of 4,980 shares. The number of shares granted was based on a Black-Scholes value of $28.06 per share on February 13, 2025, and an economic value of approximately $140,000. In February 2026, non-employee directors received an annual option grant of 5,240 shares. The number of shares granted was based on a Black-Scholes value of $29.54 per share on February 13, 2026, and an economic value of approximately $155,000. Upon first joining the Board, non-employee directors are also eligible to receive an initial option grant with an economic value equal to that of the most recent option grant for non-employee directors. Ms. Simon received an initial option grant of 5,400 shares on December 5, 2025, upon her appointment to the Board. The number of shares granted to Ms. Simon was based on a Black-Scholes value of $25.92 and an economic value of approximately $140,000. Options granted to non-employee directors are issued under the Graco Inc. 2019 Stock Incentive Plan (the “2019 Plan”). The options are non-statutory, have a 10-year duration and become exercisable in equal installments over four years, beginning with the first anniversary of the date of the grant. The option exercise price is the fair market value of the stock on the date of grant, as defined in the Plan. The Plan defines “fair market value” as the closing sales price of the stock on the principal securities market on which it trades on the date immediately preceding the date of grant.

Our Board’s philosophy is to target retainer compensation at a level approximately comparable to the median of the market, and to target equity compensation in the form of stock options at a level approximately comparable to the 75th percentile of the market, in order to attract and retain capable Board members, to encourage above-market Company performance, and to strengthen the link between our director compensation program and the interests of our shareholders in Graco stock performance.

Graco Inc. 2026 Proxy Statement

Our Governance Committee requested that the Graco Compensation Department conduct a peer group comparison of director compensation and present such data at its February 2025 meeting. The peer companies used for the 2025 benchmarking study matched the 2025 peer group identified for executive compensation on page 23 of the Compensation Discussion and Analysis section of the Proxy Statement for the 2025 Annual Meeting of Shareholders. In reviewing the peer group comparison, the Governance Committee concluded that current non-employee director retainer and equity compensation was approximately at the median of the peer group. No changes were proposed for 2025.

Our Governance Committee retained Willis Towers Watson to conduct a peer group comparison of director compensation and present such data at its February 2026 meeting. The peer companies used for the 2026 benchmarking study matched the 2026 peer group identified for executive compensation on page 23 of the Compensation Discussion and Analysis section of this Proxy Statement. In reviewing the peer group comparison, the Governance Committee concluded that our non-employee director compensation was below the median of the peer group and determined to make changes to more closely align certain components to the median. This included an increase to the Board Chair retainer, which had historically been on the low end of the market, to appropriately compensate the Board Chair for the duties of the role. As a result, the Board of Directors, upon recommendation of the Governance Committee, determined that the economic value of the annual option grant for non-employee directors would increase from $140,000 to $155,000 effective February 13, 2026. The Board of Directors, upon recommendation of the Governance Committee, further determined that, effective May 1, 2026, the annual Board Chair retainer would increase from $30,000 to $100,000, the annual committee chair retainer for the Management Organization and Compensation Committee would increase from $12,500 to $15,000, the annual committee chair retainer for the Governance Committee would increase from $10,000 to $11,000, and the annual retainer for non-employee directors would increase from $80,000 to $90,000. No other adjustments were made to the non-employee directors’ compensation.

Share ownership guidelines for our directors require each of our non-employee directors to own a minimum of approximately five times the total value of their annual retainers in Company stock. Shares of common stock directly and beneficially owned, as well as deferred stock shares, are used to calculate each director’s ownership level; stock options are not used. Directors have five years from their initial date of appointment to reach the minimum ownership level. All of our directors who have served for at least five years exceed this ownership requirement.

In February 2001, our Board terminated the retirement benefit for non-employee directors, which provided that, upon cessation of service, a non-employee director who has served for five full years or more will receive payments for five years at a rate equal to the director’s annual retainer in effect on the director’s last day of service on the Board. The annual retainer calculation is set at the rate then in effect for the non-Chair annual retainer and does not include Committee Chair retainer fees. Such retirement payments will be prorated and made quarterly. Payments will be made in accordance with this retirement benefit to Ms. Morfitt, who satisfied the service requirement in 2001, upon her retirement.

Director Compensation Table for Fiscal Year Ended December 26, 2025

The following table summarizes the total compensation paid to or earned by our non-employee directors for their service during the fiscal year ended December 26, 2025:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4, 5) ($)	Total ($)
Heather Anfang	—	100,000	139,739	—	239,739
Archie Black	—	100,000	139,739	—	239,739
Brett C. Carter(6)	75,199	24,801	139,739	—	239,739
Eric P. Etchart	—	98,500	139,739	—	238,239
Jody H. Feragen	—	118,500	139,739	—	258,239
J. Kevin Gilligan	—	133,500	139,739	—	273,239
Martha A. Morfitt	106,000	—	139,739	6,000	251,739
Andrea H. Simon	5,870	—	139,968	—	145,838
Kevin J. Wheeler	—	93,500	139,739	—	233,239

Graco Inc. 2026 Proxy Statement

(1)

Mr. Carter elected to receive 25% of his retainers in shares of common stock plus cash in lieu of any fractional share. Mses. Morfitt and Simon elected to receive 100% of their retainers in cash. All other non-employee directors elected to receive all retainers in deferred stock.

(2)

During all or a portion of their service on the Board, Messrs. Black, Carter, Etchart, Gilligan and Wheeler and Mses. Anfang, Feragen, Morfitt and Simon elected to defer some or all of their compensation. The amounts in the Stock Awards column reflect the sum of the grant date fair values of the stock, whether deferred or direct stock, for each of the four calendar quarters. The grant date fair value is based on the closing price of the stock on the last trading day of the calendar quarter. The Deferred Stock Account balances as of 2025 fiscal year-end are as follows:

Name	Account Balance (Shares)
Ms. Anfang	2,888
Mr. Black	3,157
Mr. Carter	1,318
Mr. Etchart	17,064
Ms. Feragen	13,034
Mr. Gilligan	97,270
Ms. Morfitt	112,829
Ms. Simon	—
Mr. Wheeler	7,390

(3)

Messrs. Black, Carter, Etchart, Gilligan and Wheeler and Mses. Anfang, Feragen and Morfitt received an annual option grant of 4,980 shares on February 14, 2025. The amounts reported in the Option Awards column represent the aggregate grant date fair value of stock options granted in 2025, computed in accordance with financial accounting principles, which is based on a per share value of $28.06 for options granted on February 14, 2025. Ms. Simon received her annual option grant of 5,400 shares on December 5, 2025, upon her appointment to the Board effective as of the same date. The grant date fair value of such award is based on a per share value of $25.92 for options granted on December 5, 2025.

Information concerning the assumptions used in accounting for equity awards may be found in Item 8, Financial Statements and Supplementary Data, Note 8 to the Consolidated Financial Statements in our 2025 Annual Report on Form 10-K. The aggregate number of outstanding option grants at fiscal year-end 2025 are as follows:

Name	Unvested Shares	Exercisable Shares
Ms. Anfang	11,573	4,177
Mr. Black	11,683	4,287
Mr. Carter	13,433	24,167
Mr. Etchart	13,433	62,047
Ms. Feragen	13,433	49,177
Mr. Gilligan	13,433	62,047
Ms. Morfitt	13,433	96,529
Ms. Simon	5,400	—
Mr. Wheeler	13,433	42,327

(4)

Prior to February 2001, non-employee directors who served five or more full years on the Board were eligible for a retirement benefit when they left the Board. In February 2001, the Board terminated this retirement benefit for those non-employee directors who had not met the five-year service level. Ms. Morfitt satisfied the service requirement in 2001 and will receive this retirement benefit when she leaves the Board. The underlying plan provides that, upon retirement, an eligible non-employee director shall receive quarterly payments for five years equal to one-fourth of the annual base retainer of the non-Chair directors in effect immediately prior to the director’s retirement. The plan further provides that if an eligible non-employee director dies before retirement, payment shall be made to the director’s beneficiary (or estate if no beneficiary is designated) in one lump sum in an amount equal to the total amount of the payments that would have been made had he or she retired on the date of his or her death and survived to the date of the final payment.

(5)	The assumptions that were made in calculating the aggregate change in the actuarial present value of the accumulated benefit are as follows:

•	Discount rate: 4.95% on December 31, 2024, and 4.10% on December 31, 2025.

Graco Inc. 2026 Proxy Statement

•	Retirement age: The plan does not have a specified normal retirement age. Therefore, the values reflect the increase/decrease in present value of the accrued benefit as of December 31, 2025.

•	Form of payment: Five-year certain (payable quarterly).

(6)	Mr. Carter resigned from the Board effective February 13, 2026 to more fully pursue other commitments.
COMMUNICATIONS WITH THE BOARD
Our Board of Directors welcomes the submission of any comments or concerns from shareholders or other interested parties. These communications will be delivered directly to the Executive Vice President, General Counsel and Corporate Secretary. If a communication does not relate in any way to Board matters, he will deal with the communication as appropriate. If the communication does relate to any matter of relevance to our Board, he will relay the message to the Chair of the Governance Committee, who will determine whether to relay the communication to the entire Board or to the non-employee
directors. The Executive Vice President, General Counsel and Corporate Secretary will keep a log of all communications addressed to the Board that he receives. If you wish to submit any comments or express any concerns to our Board, you may use one of the following methods:

•	Write to the Board at the following address:
Board of Directors
Graco Inc.
c/o Joseph J. Humke, Executive Vice President, General Counsel and Corporate Secretary
P.O. Box 1441
Minneapolis, Minnesota 55440-1441

•	Email the Board at boardofdirectors@graco.com
CORPORATE GOVERNANCE DOCUMENTS
The charters of the Audit, Governance, and Management Organization and Compensation Committees, as well as our Company’s Corporate Governance Guidelines and Code of Ethics and Business Conduct, are available on our website at www.graco.com and may be found by selecting the “For Investors” tab and then clicking the “Governance” tab.
Insider Trading Policy and Procedures and Prohibition on Hedging and Pledging
We have adopted an insider trading policy and have implemented procedures that govern the purchase, sale, and other dispositions and transactions in our securities by our directors, officers and employees and certain of their family members and related parties, as well as transactions by the Company. We believe the policy and procedures are reasonably designed to promote compliance with insider trading laws, rules, and regulations, as well as applicable listing standards. The policy prohibits buying or selling Company stock while aware of material nonpublic information about the Company (subject to limited exceptions pursuant to Rule
10b5-1
plans) and from disclosing (“tipping”) such information to others and includes certain provisions, including trading windows and pre-clearance
requirements, to facilitate compliance with these general prohibitions. Among other things, the policy also prohibits the Company’s directors, executive officers and other employees from short selling, hedging and pledging Company stock. The prohibitions on hedging include transactions that hedge the value of Company stock, such as prepaid variable forward contracts, equity swaps, collars and exchange funds (other than broad-based index funds), and the prohibitions on pledging include pledging shares of Company stock as collateral for a loan or holding them in a margin account.
During 2025, there were no Company shares pledged or hedged by directors or executive officers.

Graco Inc. 2026 Proxy Statement

AUDIT COMMITTEE REPORT

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements of our Company for the fiscal year ended December 26, 2025 (the “Financial Statements”) with both the Company’s management and its independent registered public accounting firm, Deloitte & Touche LLP. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. Our management has represented to the Audit Committee that the Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has received from Deloitte & Touche LLP the written disclosure and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte & Touche LLP its independence. The Audit Committee has also received written material addressing Deloitte & Touche LLP’s internal quality control procedures and other matters, as required by the New York Stock Exchange listing standards. The Audit Committee has considered the effect of non-audit fees on the independence of Deloitte & Touche LLP and has concluded that such non-audit services are compatible with the independence of Deloitte & Touche LLP.

Based on these reviews and discussions, the Audit Committee recommended to our Board of Directors that the Financial Statements for the fiscal year ended December 26, 2025, be included in the Company’s 2025 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

The Members of the Audit Committee
Ms. Jody H. Feragen, Chair
Ms. Heather L. Anfang Mr. Archie C. Black Mr. Brett C. Carter Mr. Eric P. Etchart
Ms. Andrea H. Simon

Graco Inc. 2026 Proxy Statement

Independent Registered Public Accounting Firm Fees and Services

The following table sets forth the aggregate audit fees incurred by Graco and its subsidiaries from our Company’s independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, the “Deloitte Firms”), and the fees paid to the Deloitte Firms for services in the other fee categories during the fiscal years ended December 26, 2025 and December 27, 2024. The Audit Committee has considered the scope and fee arrangements for all services provided by the Deloitte Firms to our Company, taking into account whether the provision of non-audit services is compatible with maintaining the Deloitte Firms’ independence. The Audit Committee pre-approved 100% of the services described below.

	Fiscal Year Ended 12/26/25	Fiscal Year Ended 12/27/24
Audit Fees(1)	$1,669,000	$1,783,000
Audit-Related Fees(2)	—	$264,000
Tax Fees(3)	$244.000	$332,000
Total	$1,913,000	$2,379,000

(1)

Audit Fees include fees for the audits of our annual financial statements and the effectiveness of internal controls over financial reporting, reviews of our quarterly financial statements, statutory audits and consents.

(2)	Audit-Related Fees include fees and expenses for advisory services related to regulatory reporting requirements.

(3)	Tax Fees in 2025 include tax compliance services of $167,000 and tax advice of $77,000. Tax Fees in 2024 include tax compliance services of $101,000 and tax advice of $231,000.

Pre-Approval Policies

The Audit Committee’s policy on approval of services performed by the independent registered public accounting firm is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm during the fiscal year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the firm’s independence.

Graco Inc. 2026 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

In 2025, the Company continued to invest in its four core strategies for growth and long-term value creation: new product development; new markets; global expansion; and acquisitions. During the year, net sales were $2.237 billion (up 6% from 2024), diluted net earnings per share were $3.08 (up 9% from 2024), dividends paid per share were $1.10 (up 8% from 2024 – our 26th consecutive annual increase), and share repurchases totaled 5,154,123 shares. Total shareholder return during the period was 0.4%. The Company’s short-term cash incentive plan continued to use net sales and earnings per share as the sole metrics to reward top-line and bottom-line performance. The earnings per share metrics used for determining 2025 cash incentive plan payouts were adjusted to exclude certain items as defined by the Management Organization and Compensation Committee (for purposes of this Executive Compensation section, the “MOCC”) and as described in more detail on page 26, which we refer to as “Incentive EPS.” For 2025, Incentive EPS was $2.99. The following charts detail the Company’s net sales and Incentive EPS results against targets and prior year performance.

The Company’s named executive officers (“Named Executive Officers” or “NEOs”) for 2025 were:

Name	Title
Mark W. Sheahan	President and Chief Executive Officer
David M. Lowe	Chief Financial Officer and Treasurer
Angela F. Wordell	Executive Vice President and Chief Operations and Supply Chain Officer
Peter J. O’Shea	President, Global Industrial Division
Ronita Banerjee	Executive Vice President and Chief Human Resources Officer

Consideration of “Say-on-Pay” Voting Results

The MOCC targets a competitive and equitable executive compensation program that rewards executives based upon Company and individual performance, and for certain executives, division performance as well. In making executive compensation decisions, the MOCC considers the results of the most recent non-binding advisory vote on the compensation paid to our NEOs. At the Annual Meeting of Shareholders in April of 2024, our shareholders approved the compensation paid to our NEOs by 89.6%. The MOCC believes this favorable outcome reflects our shareholders’ strong support of the Company’s executive compensation philosophy, program and practices. As a result, the MOCC determined it was not necessary to make any material changes to the Company’s executive compensation program for 2025. Our compensation paid to NEOs received 89.5% support at the Annual Meeting of Shareholders in April of 2025.

Graco Inc. 2026 Proxy Statement

Compensation Philosophy

Pay-for-Performance	Shareholder Alignment	Accountability for Short- and Long- Term Performance
All components of variable compensation are tied to the performance of the Company or division.	Long-term incentives are designed to align the financial interests of the executive officers with the interests of the Company’s shareholders in creating long-term shareholder value.	Annual performance bonuses and long-term incentives are intended to reward a reasonable and competitive balance of short- and long-term financial and strategic business results, with an emphasis on managing the business over the long-term.

Competitiveness	Attraction and Retention
All components of compensation are designed to be competitive with companies in similar industries with comparable sales volume and financial performance in order to attract, retain and motivate high performing executives in an environment where companies are increasingly competing for high-caliber talent.

Graco’s executive compensation program is designed to achieve the Company’s goal of attracting, developing and retaining global business leaders who can establish and drive strategic growth and financial objectives, without excessive risk-taking, to build long-term shareholder value.

Reducing the Possibility for Excessive Risk-Taking

The Company’s executive compensation program is designed to motivate and reward the executive officers for their performance during the fiscal year and over the long-term, and for taking appropriate risks toward achieving the long-term financial and strategic growth objectives of the Company. Certain characteristics of the Company’s executive compensation program are designed to motivate our executive officers, individually and as a group, to not take excessive risks that could maximize short-term results at the expense of long-term value. These characteristics include:

•   Balanced Mix of Pay Components: The target compensation mix represents a balance of base salary and short-term and long-term incentive-based compensation.

•   Vesting Schedules: Long-term incentives typically vest over four years and have overlapping vesting schedules, thereby reducing an executive officer’s motivation to maximize performance in any one period.

•   Capped Incentive Awards: Annual short-term incentive payouts are capped.

•   Incentive Compensation Recovery Policy – Restatements: We have adopted an Incentive Compensation Recovery Policy in compliance with SEC rules and NYSE listing standards. Under the policy, the Company is required to recover from covered executive officers on a reasonably prompt basis the amount of any erroneously awarded incentive-based compensation resulting from an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws. The policy applies to incentive-based compensation received by covered executive officers on or after October 2, 2023.

•   Incentive Compensation Recoupment Policy – Misconduct Contributing to Restatements: We have also adopted the Executive Officer Misconduct Incentive Compensation Recoupment Policy, under which the Company is entitled to recoup all the incentive compensation received by an executive officer during the applicable period when such executive officer’s intentional misconduct or fraud causes or contributes to the Company’s issuance of a material restatement of its financial statements. This policy replaces, and is generally consistent with, the Executive Officer Incentive Compensation Recoupment Policy that was previously in effect, but it includes a three-year look-back period on the recovery of incentive compensation.

•   Stock Ownership Guidelines: We require our executive officers to retain, until retirement or other termination of employment, an amount equal to 50% of net shares from awards granted under the Company’s equity programs on or after April 23, 2010, until such time as the executive officer holds shares equal in value to: (a) in the case of our CEO, five times their current base salary; (b) in the case of executive officers reporting directly to our CEO, three times their current base salary; and (c) in the case of executive officers reporting to someone other than our CEO, two times their current base salary. For purposes of determining the shares held by our executive officers for purposes of these guidelines, we include shares owned after shares are sold or withheld to pay the exercise price of stock options, withholding taxes and other transaction costs, but do not include shares subject to unexercised stock options.

Compensation Risk Assessment

The Company’s Internal Audit Department conducts an annual risk assessment on the Company’s executive compensation program and presents its findings to the MOCC and the Audit Committee. The risk assessment identifies, among other things, certain potential risks in the Company’s short-term and long-term incentive plans and the Company’s severance and change of control arrangements, and various factors that serve to mitigate those risks. Such mitigating factors include those set forth above, as well as the annual plan design and benchmarking review by the independent compensation consultant and the MOCC, the MOCC’s review and approval of incentive awards, the Company’s internal controls, and the use of “double-triggers” in cash severance and change of control arrangements. At its September 2025 meeting, the MOCC reviewed and discussed the risk assessment and determined that the Company’s executive compensation program is not likely to have a material adverse impact on the Company, and it recommended that the Audit Committee make the same determination as well. As a result, the MOCC did not make any material changes to the structure of the Company’s executive compensation program.

Graco Inc. 2026 Proxy Statement

Executive Officer Compensation Processes

The MOCC uses the following resources, processes and procedures to help it effectively perform its responsibilities:

•	Executive sessions without management present to discuss various compensation matters, including the compensation of our CEO;

•	An independent executive compensation consultant who advises the MOCC from time to time on compensation matters;

•	An annual review of all executive compensation and, when applicable, benefit programs for competitiveness, reasonableness and cost-effectiveness;

•	Program design and competitive market data for each compensation component using a reputable third-party salary survey of similarly sized manufacturing companies and industry peer group data;

•	An annual review of NEO compensation and benefits tally sheets;

•	An annual assessment of the executive compensation program to ensure it is consistent with the MOCC’s philosophy of reducing the possibility of excessive risk-taking; and

•	Consideration of the results of the most recent non-binding, advisory vote on the compensation of the NEOs.

Executive Compensation Consultant

The MOCC has the authority under its charter to engage the services of outside consultants, to determine the scope of the consultants’ services and to terminate such consultants’ engagement. The MOCC retained Willis Towers Watson as its independent outside executive compensation consultant to advise the MOCC on matters relating to the determination of base salary and short-term and long-term incentive programs for the Company’s executive officers.

In its capacity as the executive compensation consultant, Willis Towers Watson advises the MOCC on the following matters:

•	Preparing a competitive compensation review of the CEO and other executive officer positions, including a peer group analysis;

•	Providing advice and guidance with respect to trends and regulatory issues related to executive compensation;

•	Reviewing incentive design and related program elements;

•	Reviewing the composition of the industry peer group used to benchmark executive compensation; and

•	Reviewing the Company’s executive compensation risk assessment.

Our Company’s management engaged Willis Towers Watson to perform certain non-executive compensation services in 2025. The total fees for these services were less than $120,000.

The MOCC reviews the independence of the executive compensation consultant on an annual basis. In evaluating Willis Towers Watson’s independence, the MOCC considers all factors relevant to Willis Towers Watson’s independence from management, including the following:

•	The provision of other services to the Company by Willis Towers Watson;

•	The amount of fees received by Willis Towers Watson from the Company as a percentage of Willis Towers Watson’s total revenue;

•	Willis Towers Watson’s compliance with the policies and procedures it has adopted to prevent conflicts of interest;

Graco Inc. 2026 Proxy Statement

•	The lack of any business or personal relationships between the individual Willis Towers Watson consultants performing services for the Company and any member of the MOCC;

•	The lack of any ownership of Company stock by the individual Willis Towers Watson consultants performing services for the Company; and

•

The lack of any business or personal relationships between any executive officers of the Company and Willis Towers Watson or the individual Willis Towers Watson consultants performing services for the Company.

Based on its review, the MOCC concluded there was no conflict of interest that impaired Willis Towers Watson’s independence.

Role of Management in Executive Compensation Decisions

Our management is involved in the following executive compensation processes:

•

Our CEO and Executive Vice President and Chief Human Resources Officer (“CHRO”) develop and oversee the creation of written background and supporting executive compensation-related materials for distribution to the MOCC prior to its meetings;

•

Our CEO, CHRO and the Executive Vice President, General Counsel and Corporate Secretary attend the MOCC’s meetings, but are excused as appropriate during the executive officer performance review discussions and the non-employee director executive sessions. The CEO is not present for the MOCC’s discussion or deliberations relating to the CEO’s performance review or the determination of the CEO’s compensation.

•

Our CEO and CHRO review executive officer compensation competitive analyses and annually present and make recommendations to the MOCC relating to short-term and long-term incentive plan designs and changes, if warranted;

•

Our CEO annually recommends to the MOCC base salary adjustments and long-term incentive awards for all executive officers, other than himself/herself (management does not make a recommendation on CEO pay or pay components); and

•	Following the MOCC’s executive sessions, the Chair of the MOCC provides the CHRO with a summary of the executive session decisions, actions and underlying rationale for implementation, as appropriate.

Benchmarking

The MOCC annually retains Willis Towers Watson to provide survey market data of companies with similar revenues for all executive officer positions, with a focus on the manufacturing industry. The MOCC meets in the fall of each year to review this market data. The market data is derived from Willis Towers Watson’s database and is statistically adjusted to reflect variation in revenues among the companies. The MOCC is presented with data showing total direct compensation amounts at the 50th and 75th percentiles of the market data. In addition, the MOCC considers data from this survey reflecting the general mix of compensation elements among base salary, short-term incentives and long-term incentives. At the same time, the MOCC reviews information showing the relative positioning of the compensation of the Company’s executive officers in relation to the market data. When reviewing the relative positioning of each executive officer’s total direct compensation level, the MOCC compares each executive officer to generally comparable positions identified within the market data. The purpose of this annual review is to gather a general sense for whether the Company’s compensation levels and mix of compensation elements are generally consistent with this market data, with a general guideline that total direct compensation should be between the 50th and the 75th percentiles of the market data depending on Company and individual performance. At the same time, Willis Towers Watson provides general information to the MOCC about market trends and expected compensation level changes for the upcoming fiscal year (“Market Increase Projection”).

At the MOCC’s last meeting of each fiscal year, the MOCC sets base salaries for executive officers for the upcoming fiscal year. The decisions about the specific base salary levels are based on individual performance and budgetary constraints and are guided by the 50th percentile of the market data without a specific market position targeted.

At the MOCC’s first meeting of each fiscal year, the MOCC approves short-term incentive targets and long-term incentive awards for each such year. The target short-term cash award is determined as a percentage of base salary for each executive officer’s annual incentive plan. The MOCC targets the value of the long-term incentive awards for our NEOs at the 75th percentile for comparable positions within the Willis Towers Watson database, although the number of shares granted may be adjusted downward based on the Company’s stock dilution guidelines and internal equity. The reason for targeting the 75th percentile is to encourage above-market performance. In addition, the MOCC believes that the opportunity for above-market compensation should be primarily earned in the area of long-term performance. Once the value of the long-term incentive award is determined, the number of shares subject to the equity awards granted to each executive officer is determined by dividing the long-term incentive award value by a projected Black-Scholes value based on assumptions used for financial accounting purposes.

Graco Inc. 2026 Proxy Statement

Refer to the discussions of each compensation element below, as well as the “Compensation of Individual Named Executive Officers” section below, for specific information on how this benchmarking process applied to specific compensation decisions for our NEOs for 2025.

Our Company’s Peer Group

The following table lists the companies that were in the Company’s compensation peer group (the “Graco Peer Group”) when the MOCC set 2025 compensation levels for the executive officers in December 2024, and includes financial data for the Company and the median of the Graco Peer Group:

2025 Graco Peer Group
Albany International Corp. (AIN)	Franklin Electric Co., Inc. (FELE)		Snap-on Incorporated (SNA)
Allegion plc (ALLE)	IDEX Corporation (IEX)		Tennant Company (TNC)
A. O. Smith Corporation (AOS)	ITT Inc. (ITT)		The Middleby Corporation (MIDD)
Barnes Group Inc. (B)	Kennametal Inc. (KMT)		The Toro Company (TTC)
Chart Industries, Inc. (GTLS)	Nordson Corporation (NDSN)		TransDigm Group Incorporated (TDG)
Crane Company (CR)	Pentair plc (PNR)		Woodward, Inc. (WWD)
Donaldson Company, Inc. (DCI)	Polaris Inc. (PII)
Enerpac Tool Group Corp. (EPAC)	Simpson Manufacturing Co., Inc. (SSD)
Fiscal Year Ended December 27, 2024

	Revenue ($B)	Market Capitalization ($B)	Market Cap-to- Revenue Ratio
Graco	2,113.3	14,212.2	6.73
Graco Peer Group - Median(1)	3,303.6	9,062.8	2.92

(1)  Represents most recent fiscal year data available from Equilar as of February 3, 2025.

The MOCC reviewed the Graco Peer Group with Willis Towers Watson in September 2025 to ensure the group is large enough to maintain reliable market outcomes and is appropriately aligned with the Company in terms of, among other things, industry, revenue and market capitalization characteristics. The MOCC believes it is appropriate and necessary to review and analyze the peer group every three years to achieve the foregoing objectives. As a result of the MOCC’s review in September 2025, three peers were removed from the Graco Peer Group: two (Polaris Inc. and TransDigm Group Incorporated) were removed as their financial characteristics were no longer similar to those of the Company, and one (Barnes Group Inc.) was removed following its acquisition by another company. Nineteen peers remained the same, and three new peers (Esco Technologies Inc., Kadant Inc. and Watts Water Technologies, Inc.) were added based on similarities in global manufacturing, labor market for key talent, and financial characteristics.

The following table lists the companies that were in the updated Graco Peer Group used to provide input on market pay practices when the MOCC set 2026 compensation levels for the Company’s executive officers, as well as data for the Company and the median of the updated Graco Peer Group:

2026 Graco Peer Group
Albany International Corp. (AIN)	Franklin Electric Co., Inc. (FELE)	Snap-on Incorporated (SNA)
Allegion plc (ALLE)	IDEX Corporation (IEX)	Tennant Company (TNC)
A. O. Smith Corporation (AOS)	ITT Inc. (ITT)	The Middleby Corporation (MIDD)
Chart Industries, Inc. (GTLS)	Kadant Inc. (KAI)	The Toro Company (TTC)
Crane Company (CR)	Kennametal Inc. (KMT)	Watts Water Technologies, Inc. (WTS)
Donaldson Company, Inc. (DCI)	Nordson Corporation (NDSN)	Woodward, Inc. (WWD)
Enerpac Tool Group Corp. (EPAC)	Pentair plc (PNR)
ESCO Technologies Inc. (ESE)	Simpson Manufacturing Co., Inc. (SSD)
Most Recent Fiscal Year

	Revenue ($B)	Market Capitalization ($B)	Market Cap-to- Revenue Ratio
Graco	2,236.6	13,773.5	6.16
Graco Peer Group - Median(1)	3,030.2	9,651.7	3.52

Graco Inc. 2026 Proxy Statement

(1)  Represents most recent fiscal year data available from Equilar as of February 3, 2026.

Given that compensation data for the CEO and Chief Financial Officer (“CFO”) positions of the Graco Peer Group are readily available in securities filings, the MOCC used the applicable Graco Peer Group as a primary source of data when setting 2025 and 2026 compensation levels for the Company’s CEO and CFO. Compensation data for all other executive officer positions in the Graco Peer Group are limited to those executive officers identified in securities filings, which positions may or may not correspond to the positions held by, and responsibilities of, our other executive officers. Therefore, the MOCC used the Willis Towers Watson benchmarking data as a primary source of data, and the relevant Graco Peer Group as a secondary source of data to the extent applicable, when setting 2025 and 2026 compensation levels for the Company’s other executive officers.

Components of the Executive Compensation Program

Our executive compensation program is designed to reward short-term results and motivate long-term performance through the use of three primary total compensation components: base salary; short-term incentives; and long-term incentives. The following table summarizes each of these components of compensation:

Component	Form of Compensation	Purpose	Key Characteristics	Performance-Based/At Risk
Base Salary	Cash	Recognizes individual work experience, performance, skill and level of responsibility

Fixed compensation

Guided by the 50th percentile market data, but subject to individual performance in prior year, role, tenure, relative position in marketplace and budget constraints

Used to compute other components of compensation

No
Short-Term Incentives (STI)	Cash	Establishes a strong link between pay and results Motivates attainment of annual key business objectives	Variable compensation tied to actual performance Bonus thresholds, targets and maximums are set as a percentage of base salary	Yes, fluctuates based on corporate and division performance; may not pay out if pre-established, measurable goals are not met
Long-Term Incentives (LTI)	Stock options

Motivates attainment of long-term goals and overall operational growth

Aligns executives’ interests with shareholders’ interests in creating long-term shareholder value

Retains executive talent through gradual vesting schedule

			Variable compensation provided to reward Company’s long-term performance Annual vesting of 25% over a four-year period from grant date Stock options expire ten years from grant date	Yes, stock options increase in value only if share price rises above grant date fair market value

In addition to reviewing the benchmarking data described above, the MOCC reviews compensation and benefits tally sheets for our projected NEOs showing their current and potential total compensation and benefits components. The tally sheets also display estimated compensation and benefits for hypothetical change of control and involuntary and voluntary terminations. Specifically, the tally sheets reviewed by the MOCC in September 2025 provided actual compensation for 2023 and 2024 and target annual compensation for 2025. These tally sheets also provided retirement balances as of December 31, 2024, projected to normal retirement age or the age at which the benefit is not subject to reduction, deferred compensation balances and the projected value of stock awards based on assumptions regarding stock price appreciation.

Graco Inc. 2026 Proxy Statement

The MOCC strives to maintain a reasonable and competitive balance between fixed and variable elements of compensation. The MOCC believes the compensation mix and amount paid to each of our executive officers is market-based, reasonable, and competitive. The 2025 pay mix at target for our CEO and other NEOs is displayed below. The percentage allocation among each pay element may vary based on an individual’s experience, responsibilities, performance, and corporate/division results. For 2025, the performance-based (“at risk”) components represent approximately 65% to 86% of total target annual direct compensation, equal to 86% for our CEO and averaging 68% for our other NEOs. This mix reflects the Company’s strong emphasis on aligning pay for performance and shareholder value creation.

Base Salary

Base salary is fixed compensation. Annual salary increases are based on individual performance and budgetary constraints and are guided by the 50th percentile market data.

For 2025, the merit increase decisions for our NEOs were based on the criteria identified above. Additional information on individual salary adjustments for 2025 is provided in the “Compensation of Individual Named Executive Officers” section below.

Short-Term Incentives (STI)

The Graco Inc. Incentive Bonus Plan (the “Incentive Bonus Plan”) is designed to motivate the executive officers of the Company to improve the overall performance of the Company and to reward them when the Company achieves specific measurable results. The Incentive Bonus Plan provides cash rewards to executive officers to encourage them to produce a strong return for the Company’s shareholders and to encourage them to remain employees of the Company. The MOCC has the discretion to designate executive officers and other employees of the Company as participants in the Incentive Bonus Plan. The Incentive Bonus Plan also permits the MOCC to establish performance periods of any length. Potential payouts under the Incentive Bonus Plan are expressed as a percentage of base salary. Specific financial performance thresholds must be attained in order for the executive officers to earn an incentive payment. If specified performance levels are not achieved or exceeded, there is no payout. The annual incentives, to the extent earned, are typically paid in cash in March following the calendar year to which they relate and are based upon the MOCC’s determination of financial performance against pre-established targets.

At its meeting in February 2025, the MOCC approved participation of our CEO and other executive officers in the Incentive Bonus Plan for 2025. The threshold, target and maximum payout levels as a percent of base salary for 2025 are displayed below. Achievement of performance levels between threshold and target, and target and maximum, results in a payout that is interpolated based on the level of performance and permit a partial payout as soon as the threshold level of achievement has been exceeded.

Graco Inc. 2026 Proxy Statement

The MOCC established two financial measures for the Incentive Bonus Plan: Net Sales and Incentive EPS . Net Sales and Incentive EPS were selected as the metrics against which to measure the executive officers’ performance for the Incentive Bonus Plan because the MOCC desires to motivate the executive officers to achieve profitable business growth consistent with our long-term financial objectives. In 2025, the MOCC adjusted these metrics relative to the prior year from a weighting of 40% Net Sales and 60% Incentive EPS to a weighting of 60% Net Sales and 40% Incentive EPS in order to further increase the incentive to drive profitable top-line revenue growth. The MOCC utilized projected global gross domestic product (GDP) growth rates as a guide in setting the 2025 target performance levels. At the time the MOCC established the 2025 target performance levels, the MOCC once again determined that final bonus payout calculations for corporate and division Incentive EPS would exclude certain purchase accounting and one-time transaction costs related to acquisitions and divestitures, the initial valuation of acquisitions and potential earn out adjustments, and the effects of excess tax benefits from stock option exercises. Final corporate and division Incentive EPS calculations for 2025 bonus payouts excluded these items. The MOCC believes these adjustments provide a better measure of operating performance for 2025. In addition to these recurring adjustments, the MOCC has the authority to adjust Incentive Bonus Plan awards based on unanticipated or special circumstances, but no such adjustments were made for 2025. Incentive EPS is $2.99, which is $0.04 higher than our externally reported adjusted EPS due to exclusion of purchase accounting and one-time transaction costs related to completed acquisitions in 2025 and inclusion of non-recurring benefits from tax planning activities.

The 2025 Incentive Bonus Plan award payouts were based upon the achievement of specified levels of Net Sales and Incentive EPS at the corporate and divisional levels. Financial performance levels and actual results for the 2025 Incentive Bonus Plan were as follows:

Financial Metric	Metric Weighting	2025 Target Performance Level (As % of 2024 Actual Results)	2025 Threshold Performance Level (As % of 2025 Target Performance)	2025 Maximum Performance Level (As % of 2025 Target Performance)	2025 Results (As % of 2025 Target Performance)
CEO, CFO and Function Executives

Corporate Net Sales	60%	104%	90%	105%	102%

Corporate Incentive EPS	40%	106%	90%	105%	102%
Division Executives

Corporate Net Sales	36%	104%	90%	105%	102%

Corporate Incentive EPS	24%	106%	90%	105%	102%

Division Net Sales	24%	104%	90%	105%	97%

Division Incentive EPS	16%	106%	90%	105%	104%

The 2025 financial results produced above target payouts for the Incentive Bonus Plan for each of our NEOs. The Incentive Bonus Plan targets as a percentage of base salary, awards at target, performance achievements, actual payouts and payouts as a percentage of base salary for each NEO were as follows:

Graco Inc. 2026 Proxy Statement

Named Executive Officer	2025 Base Salary	Target as a % of Base Salary	Award at Target	Performance Achievement	Payout Based on Performance Achievement	Payout as a % of Base Salary

Mark W. Sheahan	$1,065,000	100%	$1,065,000	118%	$1,259,907	118%

David M. Lowe	$493,000	70%	$345,100	118%	$408,257	83%

Angela F. Wordell	$409,500	70%	$286,650	118%	$339,110	83%

Peter J. O’Shea	$439,000	70%	$307,300	109%	$334,949	76%

Ronita Banerjee	$436,800	70%	$305,760	118%	$361,718	83%

The MOCC has the authority to award special bonuses outside of the Incentive Bonus Plan to individual executive officers, but no such special bonuses were awarded for 2025.

Long-Term Incentives (LTI)

The MOCC typically grants long-term incentive awards in the form of stock options to each executive officer at its regularly scheduled February meeting based on a review of the market data. The MOCC is guided by the 75th percentile of the market data for comparable groupings of positions to determine the economic value of such awards. The stock option awards are designed to promote the interests of the Company and its shareholders through the attraction and retention of experienced and capable leaders. The MOCC considers, except in the case of the award to our CEO, the recommendation of our CEO for such awards. The MOCC also considers the dilutive effect on our shareholders in determining the number of stock options granted to each executive officer.

As part of its review of the market data and trends in executive compensation, the MOCC periodically considers whether to utilize other long-term incentive vehicles in addition to or in lieu of stock options. While the MOCC has on rare occasions granted restricted stock to certain executive officers, the MOCC has determined that the use of stock options as the sole long-term incentive vehicle for the executive officer compensation program has successfully motivated the executive officers to deliver long-term goals and operational growth for the Company by aligning the executive officers’ interests with our shareholders’ interests in creating long-term shareholder value. The MOCC has utilized stock options as the sole long-term incentive vehicle for the executive officer compensation program for over 30 years. Over the past 32 years, the Company’s cumulative total shareholder return has been 13,939% versus 1,386% for the S&P 500 and 1,198% for the Dow Jones Industrial Average. Assuming all dividends were reinvested, a $1,000 investment in the Company’s common stock at the beginning of the 32 year period would have been worth $140,392 on December 26, 2025, while a $1,000 investment in each of the S&P 500 Index and the Dow Jones Industrial Average Index would have been worth $14,857 and $12,975, respectively, on December 26, 2025. The MOCC believes these results demonstrate that stock options have been highly effective by aligning management’s interests with our shareholders’ interests and creating significant value for our shareholders over the long term.

Under the terms of the Graco Inc. Amended and Restated 2019 Stock Incentive Plan (the “2019 Plan”), the MOCC must approve all stock option grants to executive officers. In February 2025, executive officers were awarded non-qualified stock options with an exercise price equal to the fair market value of our common stock on the grant date, defined in the 2019 Plan as the last sale price of the stock on the day immediately preceding the grant date. Each option has a 10-year term and becomes exercisable in equal installments over four years, beginning with the first anniversary of the grant date. Additionally, the 2019 Plan prohibits the repricing of stock options.

In 2025, the MOCC granted the following stock option awards to our NEOs under the 2019 Plan:

Named Executive Officer	Stock Option Award (Number of Shares)	Grant Date Fair Value ($)
Mark W. Sheahan	204,910	5,749,775
David M. Lowe	33,850	949,831
Angela F. Wordell	18,700	524,722
Peter J. O’Shea	18,700	524,722
Ronita Banerjee	18,700	524,722

Graco Inc. 2026 Proxy Statement

Compensation of Individual Named Executive Officers

Mark W. Sheahan

President and Chief Executive Officer

Mr. Sheahan’s base salary as of December 2024 was below the median of the Graco Peer Group. In December 2024, the MOCC approved a base salary increase of 4% to $1,065,000 for 2025 based on Mr. Sheahan’s relative position in the market and individual performance. The increase was in line with the Market Increase Projection. Based on 2025 corporate Net Sales and corporate Incentive EPS performance, Mr. Sheahan received a $1,259,907 bonus payment under the Incentive Bonus Plan. Mr. Sheahan’s bonus payout represented 118% of his target award. Based on the process described above for setting long-term incentive awards, Mr. Sheahan received a stock option award of 204,910 shares in February 2025.

David M. Lowe

Chief Financial Officer and Treasurer

Mr. Lowe’s base salary as of December 2024 was below the median of the Graco Peer Group. In December 2024, the MOCC approved a base salary increase of 3.5% to $493,000 based on Mr. Lowe’s relative position in the market and individual performance. Based on 2025 corporate Net Sales and corporate Incentive EPS performance, Mr. Lowe received a $408,257 bonus payment under the Incentive Bonus Plan. Mr. Lowe’s bonus payout represented 118% of his target award. Based on the process described above for setting long-term incentive awards, Mr. Lowe received a stock option award of 33,850 shares in February 2025.

Angela F. Wordell

Executive Vice President and Chief Operations and Supply Chain Officer

Ms. Wordell’s base salary as of December 2024 was near the median of the 2024 Willis Towers Watson survey data. In December 2024, the MOCC approved a base salary increase of 5% to $409,500 based on Ms. Wordell’s relative position in the market and individual performance. Based on 2025 corporate Net Sales and corporate Incentive EPS performance, Ms. Wordell received a $339,110 bonus payment under the Incentive Bonus Plan. Ms. Wordell’s bonus payout represented 118% of her target award. Based on the process described above for setting long-term incentive awards, Ms. Wordell received a stock option award of 18,700 shares in February 2025.

Peter J. O’Shea

President, Global Industrial Division

Mr. O’Shea’s base salary as of December 2024 was below the median of the 2024 Willis Towers Watson survey data. In December 2024, the MOCC approved a base salary increase of 11% to $439,000 based on Mr. O’Shea’s relative position in the market and individual performance. Based on 2025 corporate Net Sales, corporate Incentive EPS, Industrial Division Net Sales, and Industrial Division Incentive EPS performance, Mr. O’Shea received a $334,949 bonus payment under the Incentive Bonus Plan. Mr. O’Shea’s bonus payout represented 109% of his target award. Based on the process described above for setting long-term incentive awards, Mr. O’Shea received a stock option award of 18,700 shares in February 2025.

Ronita Banerjee

Executive Vice President and Chief Human Resources Officer

Ms. Banerjee’s base salary as of December 2024 was near the median of the 2024 Willis Towers Watson survey data. In December 2024, the MOCC approved a base salary increase of 5% to $436,800 based on Ms. Banerjee’s relative position in the market and individual performance. Based on 2025 corporate Net Sales and corporate Incentive EPS performance, Ms. Banerjee received a $361,718 bonus payment under the Incentive Bonus Plan. Ms. Banerjee’s bonus payout represented 118% of her target award. Based on the process described above for setting long-term incentive awards, Ms. Banerjee received a stock option award of 18,700 shares in February 2025.

Compensation Decisions for 2026

In December 2025, the MOCC increased the base salaries of each of our NEOs by 3% effective January 1, 2026. At its February 2026 meeting, the MOCC kept each NEO’s target annual cash incentive payout as a percent of base salary the same for 2026, and it granted under the 2019 Plan stock option awards of 194,650 shares to Mr. Sheahan, 32,150 shares to Mr. Lowe, and 17,770 shares to each of Ms. Wordell, Mr. O’Shea and Ms. Banerjee.

Benefits and Perquisites

In an effort to attract and retain talented employees, we offer retirement, health and welfare programs competitive within our local markets (the “Benefit Programs”). The only Benefit Programs offered to our U.S. executive officers, either exclusively or with terms different from those offered to other eligible employees, are the following:

•

Restoration Plan. Since the Internal Revenue Code limits the pension benefits that can be accrued under a tax-qualified defined benefit pension plan, we established the Graco Restoration Plan. This plan is a nonqualified excess benefit plan designed to provide retirement benefits to eligible participants in the United States as a replacement for those retirement benefits reduced under the Graco Employee Retirement Plan by operation of Section 415 and Section 401(a)(17) of the Internal Revenue Code.

Graco Inc. 2026 Proxy Statement

•

Supplemental Long-Term Disability Program. Each U.S. executive officer is eligible to enroll in the individual executive long-term disability plan under which Graco pays the premiums. Each plan provides the executive officer with a monthly disability benefit of up to $21,800 in the event of long-term disability.

•

Other Perquisites. We reimburse our executive officers for certain financial planning expenses to encourage them to maximize the value of their compensation and benefit programs. In 2025, the maximum amount reimbursable for financial planning was $10,000 for our CEO and $7,000 for the other executive officers. In order to motivate the executive officers to receive appropriate preventive medical care to support their continued health and productivity, we offer executive officers an executive physical examination program through the Mayo Clinic and Park Nicollet. This program provides a physical examination one time per year for our executive officers. Executive officers may also be reimbursed and/or receive a tax gross-up for certain limited spousal/partner travel and entertainment events.

Severance and Change of Control Arrangements

We have entered into Key Employee Agreements with the CEO and each of the other NEOs, the terms of which are described below under “Change of Control and Post-Termination Payments.” The MOCC believes it is in the best interests of our Company and its shareholders to design compensation programs that:

•	Assist our Company in attracting and retaining qualified executive officers;

•	Assure our Company will have the continued dedication of our Company’s executive officers in the event of a pending, threatened or actual change of control;

•	Provide certainty about the consequences of terminating the employment of our executive officers;

•	Protect our Company by obtaining non-compete covenants from our executive officers that continue after their termination of employment not involving a change of control; and

•	Obtain a release of any claims from those former executive officers.

Accordingly, the Key Employee Agreements generally provide for certain benefits if the NEO’s employment or service is involuntarily terminated by our Company without cause prior to a change of control or if, within two years after a change of control, the NEO’s employment or service is terminated involuntarily by the Company without cause or the NEO resigns for good reason. The form of Key Employee Agreement to which each of our NEOs is a party was approved by the MOCC in April 2021 after the MOCC’s review of the key employee agreements previously in effect and current market practices related to severance arrangements and benefit levels related thereto. The MOCC reviews the form of Key Employee Agreement on a periodic basis in consultation with the executive compensation consultant and legal advisors. The MOCC most recently conducted such a review in November 2023, at which time it approved certain changes to the form of Key Employee Agreement, principally to account for developments in local laws related to non-competition agreements that may apply to persons hired or promoted to be executive officers of the Company following such approval, depending on their location. These changes do not impact the Key Employee Agreements we entered into with our executive officers prior to such approval, and we do not anticipate they will impact the form of Key Employee Agreement we offer to persons hired or promoted to be executive officers of the Company following such approval, if the local laws that apply to them do not require these changes.

The MOCC believes it is imperative to diminish any potential distraction of the executive officers by the personal uncertainties and risks created by a pending or threatened change of control. By offering Key Employee Agreements that will financially protect an executive officer in the event their employment or service is involuntarily terminated or terminated by the executive officer for good reason following a change of control, the MOCC believes an executive officer’s full attention and dedication to our Company will be enhanced. The MOCC also believes the executive officers’ dedication will help the Company appropriately evaluate and complete a change of control transaction and facilitate an orderly transition. In the event of a change of control of our Company, the Key Employee Agreements provide benefits only if the executive officer’s employment or service is terminated involuntarily without cause or if the executive officer resigns for good reason, including by reason of material demotion, decrease in compensation, relocation or increased travel, within two years after the change of control. The MOCC believes this “double-trigger” approach is most consistent with the objectives described above. The MOCC believes a termination by an executive officer for good reason may be conceptually the same as termination by our Company without cause, and that a potential acquirer would otherwise have an incentive to constructively terminate the executive officer’s employment to avoid paying severance benefits. Thus, the Key Employee Agreements provide severance benefits in the case of an NEO’s resignation for good reason following a change of control.

Graco Inc. 2026 Proxy Statement

The MOCC believes it is important to attract and retain our executive officers by agreeing to provide certain benefits if the executive officer’s employment or service is terminated without cause prior to a change of control. In addition, the MOCC believes that, in jurisdictions where employee non-compete agreements are permitted or where the benefits are conditioned upon not competing, these benefits are appropriate to compensate the executive officers for not working with competitors for a specified period of time following termination of employment, and that compensation enhances the enforceability of these non-compete covenants. The MOCC also believes the Company benefits from obtaining a release of any claims from these former executive officers and the severance payments provide consideration for obtaining the release.

Our equity awards for our NEOs provide for accelerated vesting or lapse of restrictions upon a change of control. The MOCC believes that acceleration upon a change of control is appropriate to minimize the risk that executive officers might favor a transaction based on the likely impact on the executive officers’ equity awards, to increase the likelihood that the employees will remain with us after becoming aware of a pending or threatened change of control, and due to the increased likelihood that employees may be terminated by a successor through no fault of their own.

Prohibition on Hedging and Pledging

The Company’s directors, executive officers and certain employees who may have access and exposure to information about the Company’s financial performance prior to it being released to the public are prohibited from hedging Company stock, and the Company’s directors and executive officers are prohibited from pledging Company stock. The prohibitions on hedging and pledging include, but are not limited to, holding shares of Company stock in a margin account or any other account that could cause such shares to be subject to a margin call or otherwise be available as collateral for a margin loan.

During 2025, there were no Company shares pledged or hedged by directors or executive officers.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1 million in compensation per year on the amount public companies may deduct with respect to certain executive officers. Our pay-for-performance philosophy is central to our compensation program, and the MOCC believes shareholder interests are best served if its discretion and flexibility in structuring and awarding compensation is not restricted even though some compensation awards may result in non-deductible compensation expense to the Company.

Report of the Management Organization and Compensation Committee

The Management Organization and Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such reviews and discussions, the Management Organization and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Members of the Management Organization and Compensation Committee

Ms. Martha A. Morfitt, Chair
Ms. Heather L. Anfang
Mr. Archie C. Black
Mr. Brett C. Carter
Mr. J. Kevin Gilligan
Ms. Andrea H. Simon
Mr. Kevin J. Wheeler

Graco Inc. 2026 Proxy Statement

Summary Compensation Table

The table below summarizes the total compensation for the last three fiscal years awarded to, earned by or paid to individuals who served as our CEO and our CFO during fiscal year 2025 and each of the other three most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2025, collectively, the NEOs.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Mark W. Sheahan President and Chief Executive Officer	2025	1,065,000	—	—	5,749,775	1,259,907	1,364,000	52,648	9,491,330
	2024	1,025,000	—	—	5,499,794	122,740	1,687,000	27,445	8,361,979
	2023	985,000	—	—	5,499,872	1,299,436	1,425,000	26,758	9,236,066
David M. Lowe Chief Financial Officer and Treasurer	2025	493,000	—	—	949,831	408,257	124,000	28,257	2,003,345
	2024	476,360	—	—	949,888	39,930	99,000	25,523	1,590,701
	2023	449,400	—	—	849,856	415,002	105,000	22,234	1,841,492
Angela F. Wordell Executive Vice President and Chief Operations and Supply Chain Officer(6)	2025	409,500	—	—	524,722	339,110	281,000	38,789	1,593,121
Peter J. O’Shea President, Global Industrial Division(7)	2025	439,000	—	—	524,722	334,949	19,873	53,483	1,372,027
	2024	395,500	—	—	499,850	136,431	9,112	36,359	1,077,252

Ronita Banerjee Executive Vice President and Chief Human Resources Officer(8)	2025 2024	436,800 416,000	— —	— —	524,722 499,850	361,718 34,870	— —	46,771 26,435	1,370,011 977,155

(1)	Bonus includes any anniversary service awards or discretionary bonuses.

(2)

The amounts reported in the Option Awards column represent the aggregate grant date fair market value of stock options granted in the fiscal year, as estimated for financial accounting purposes. Information concerning the assumptions used in accounting for equity awards may be found in Item 8, Financial Statements and Supplementary Data, Note 8 to the Consolidated Financial Statements in our 2025 Annual Report on Form 10-K.

(3)

The amounts reported in the Non-Equity Incentive Plan Compensation column represent awards earned under the Incentive Bonus Plan. The Incentive Bonus Plan has a 100% of base salary target payout and a 150% of base salary maximum payout for Mr. Sheahan and a 70% of base salary target payout and a 105% of base salary maximum payout for the other NEOs. See “Grants of Plan-Based Awards in 2025” below. At its February 13, 2026, meeting, the MOCC certified that the NEOs who participated in the Incentive Bonus Plan for 2025 were entitled to payouts as follows:

2025 Incentive Bonus Plan

Named Executive Officer	Payout as a Percent of Target Opportunity	Payout as a Percent of 2025 Base Salary
Mark. W. Sheahan	118%	118%
David M. Lowe	118%	83%
Angela F. Wordell	118%	83%
Peter J. O’Shea	109%	76%
Ronita Banerjee	118%	83%

Graco Inc. 2026 Proxy Statement

(4)

The amount shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column reflects the aggregate change in the actuarial present value of the NEOs’ accumulated benefit under the qualified Graco Employee Retirement Plan, the nonqualified excess benefits plan known as the Graco Restoration Plan, and, in the case of Mr. O’Shea, the Southeast Asian Plan. As of December 26, 2025, the changes were as follows: Mr. Sheahan: $202,000 (qualified pension) and $1,162,000 (nonqualified restoration); Mr. Lowe: $74,000 (qualified pension) and $50,000(nonqualified restoration); Mr. O’Shea $19,873 (Southeast Asian Plan); and Ms. Wordell: $160,000 (qualified pension) and $121,000 (nonqualified restoration). Applicable SEC rules require that we report negative numbers as zero in the table above.

(5)	The amounts shown in the All Other Compensation column for 2025 reflect the following for Messrs. Sheahan, Lowe and O’Shea, and Mses. Banerjee and Wordell:

	Mr. Sheahan	Mr. Lowe	Ms. Wordell	Mr. O’Shea	Ms. Banerjee
Employee Investment Plan Matching Contribution	$10,339	$10,500	$10,500	$ 6,288	$ 8,713
Employee Investment Plan Basic Contribution	—	—	—	$ 7,000	$ 7,000
Other Perquisites(a)	$42,309	$17,757	$28,289	$40,195	$31,058
Total	$52,648	$28,257	$38,789	$53,483	$46,771

(a)

The Other Perquisites consist of Company-provided incremental cost for long-term disability coverage, financial planning, spousal/partner travel, miscellaneous travel, service recognition awards and an executive physical. None of these individual perquisite categories exceeded the greater of $25,000 or 10% of the total perquisite amount, except for Mr. O’Shea whose spousal/partner travel was $27,458.

(6)

Ms. Wordell served as Executive Vice President, Operations through December 2024, and became Executive Vice President and Chief Operations and Supply Chain Officer effective January 1, 2025. Ms. Wordell was not an NEO in 2024 or 2023.

(7)

Mr. O’Shea served as President Worldwide Lubrication Equipment Division and President South and Central America through December 31, 2024, and became President, Global Industrial Division effective January 1, 2025. Mr. O’Shea was not an NEO in 2023.

(8)	Ms. Banerjee joined the Company as Executive Vice President and Chief Human Resources Officer in May 2023. Ms. Banerjee was not an NEO in 2023.

Graco Inc. 2026 Proxy Statement

Grants of Plan-Based Awards in 2025

On February 14, 2025, the MOCC awarded a non-qualified stock option to each executive officer, including the NEOs, under the 2019 Plan. The amounts shown in the table below in the column entitled “All Other Option Awards: Number of Securities Underlying Options” reflect the number of common shares covered by the stock option granted to each NEO. Each option has a 10-year term and becomes exercisable in equal installments over four years, beginning with the first anniversary of the grant date.

Under the Incentive Bonus Plan, the payout upon achievement of applicable financial measures ranges from a minimum of 0% to a maximum of 150% of base salary for Mr. Sheahan and a minimum of 0% to a maximum of 105% of base salary for the other NEOs.

Grants of Plan-Based Awards for Fiscal Year Ended December 26, 2025

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)(1)	Closing Market Price of Common Stock on Grant Date ($/sh)(1)	Grant Date Fair Value of Stock or Option Award ($)(2)
		Threshold ($)	Target ($)	Maximum ($)
Mark W. Sheahan	2/14/2025	0	1,065,000	1,597,500	204,910	86.06	85.80	5,749,775
David M. Lowe	2/14/2025	0	345,100	517,650	33,850	86.06	85.80	949,831
Angela F. Wordell	2/14/2025	0	286,650	429,975	18,700	86.06	85.80	524,722
Peter J. O’Shea	2/14/2025	0	307,300	460,950	18,700	86.06	85.80	524,722
Ronita Banerjee	2/14/2025	0	305,760	458,640	18,700	86.06	85.80	524,722

(1)

The 2019 Plan requires the exercise price of an option to be the fair market value of the shares on the date of the grant. The fair market value of the shares is defined as the last sale price on the day preceding the date of the grant, unless otherwise determined by the MOCC. The MOCC has not changed this definition.

(2)	The aggregate grant date fair value of the award was calculated in accordance with U.S. accounting standards, using a value of $28.06 per share.

Graco Inc. 2026 Proxy Statement

Outstanding Equity Awards at 2025 Fiscal Year End

The following table summarizes the outstanding equity awards held by each Named Executive Officer on December 26, 2025:

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options(1, 2)		Option Exercise Price ($)(2)	Option Expiration Date
		Exercisable (#)	Unexercisable (#)			Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Mark W. Sheahan	2/14/2025	0	204,910	86.0600	2/14/2035
	2/16/2024	47,477	142,433	88.6400	2/16/2034
	2/17/2023	122,765	122,765	71.4700	2/17/2033
	2/18/2022	177,067	59,023	71.7300	2/18/2032
	6/10/2021	137,490	0	73.7000	6/10/2031
	2/12/2021	50,960	0	71.9200	2/12/2031
	2/14/2020	60,190	0	56.3500	2/14/2030
	2/15/2019	49,180	0	45.5600	2/15/2029
	2/16/2018	35,180	0	43.9000	2/16/2028
	2/17/2017	52,620	0	30.3467	2/17/2027
	2/12/2016	63,510	0	23.8467	2/12/2026
David M. Lowe	2/14/2025	0	33,850	86.0600	2/14/2035
	2/16/2024	8,200	24,600	88.6400	2/16/2034
	2/17/2023	18,970	18,970	71.4700	2/17/2033
	2/18/2022	29,505	9,835	71.7300	2/18/2032
	2/12/2021	28,310	0	71.9200	6/10/2031
	2/14/2020	38,120	0	56.3500	2/12/2031
	2/15/2019	36,880	0	45.5600	2/14/2030
	2/16/2018	33,220	0	43.9000	2/15/2029
	2/17/2017	51,360	0	30.3467	2/16/2028
	2/12/2016	63,510	0	23.8467	2/17/2027
Angela F. Wordell	2/14/2025	0	18,700	86.0600	2/16/2034
	2/16/2024	4,315	12,945	88.6400	2/16/2034
	2/17/2023	11,160	11,160	71.4700	2/17/2033
	2/18/2022	19,672	6,558	71.7300	2/18/2032
	2/12/2021	28,310	0	71.9200	2/12/2031
	2/14/2020	34,100	0	56.3500	2/14/2030
	2/15/2019	24,590	0	45.5600	2/15/2029
	2/16/2018	1,759	0	43.9000	2/16/2028
	2/17/2017	2,832	0	30.3467	2/17/2027

Graco Inc. 2026 Proxy Statement

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options(1, 2)		Option Exercise Price ($)(2)	Option Expiration Date
		Exercisable (#)	Unexercisable (#)			Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Peter J. O’Shea(3)	2/14/2025	0	18,700	86.0600	2/16/2034
	2/16/2024	4,315	12,945	88.6400	2/16/2034
	2/17/2023	11,160	11,160	71.4700	2/17/2033
	2/18/2022	19,672	6,558	71.7300	2/18/2032
	2/12/2021	26,890	0	71.9200	2/12/2031
	2/14/2020	34,100	0	56.3500	2/14/2030
	2/15/2019	32,780	0	45.5600	2/15/2029
	2/16/2018	26,190	0	43.9000	2/16/2028
	2/17/2017	37,590	0	30.3467	2/17/2027
	2/12/2016	47,640	0	23.8467	2/12/2026
Ronita Banerjee	2/14/2025	0	18,700	86.0600	2/14/2035
	2/16/2024	4,315	12,945	88.6400	2/16/2034
	5/24/2023	2,705	2,705	76.9900	5/24/2033

(1)	All options have a 10-year term and become exercisable in equal installments over four years, beginning with the first anniversary of the grant date.

(2)	Adjusted for three-for-one stock split completed December 27, 2017.

(3)

Pursuant to a divorce decree, Mr. O’Shea transferred his interest in certain of his stock options to his former spouse as follows: (i) one-half of the stock options that were granted in 2016, 2017, 2018 and 2019, (ii) 16,296 of the stock options granted in 2020, (iii) 11,222 of the stock options granted in 2021, (iv) 7,822 of the stock options granted in 2022 and (v) 1,640 of the stock options granted in 2023.

Option Exercises and Stock Vested in 2025

The following table summarizes the options exercised by each Named Executive Officer in 2025:

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Mark W. Sheahan	47,130	2,844,135
David M. Lowe	47,130	2,844,147
Angela F. Wordell	—	—
Peter J. O’Shea	32,597	1,921,948
Ronita Banerjee	—	—

(1)	The value realized on the exercise of stock options is the difference between the market price of Graco common stock at exercise and the exercise price of the stock option.

Graco Inc. 2026 Proxy Statement

Change of Control and Post-Termination Payments

Summary of the Key Employee Agreement

The MOCC reviews the form of the Key Employee Agreement on a periodic basis in consultation with the executive compensation consultant and legal advisors. In November 2023, the MOCC approved certain changes to the form of the Key Employee Agreement, principally to account for developments in local laws related to non-competition agreements that may apply to persons hired or promoted to executive officers of the Company following such approval, depending on their location (the “New Key Employee Agreement”). These changes do not impact the Key Employee Agreements we entered into with our executive officers prior to such approval (the “Legacy Key Employee Agreement”), which remain unchanged. In addition, we anticipate that, in cases where local laws applicable to a person hired or promoted to an executive officer of the Company following such approval do not require these changes, the Legacy Key Employee Agreement will be offered to such person. Where applicable, the following summary of the Key Employee Agreement highlights the material differences between the terms of the New Key Employee Agreement and the Legacy Key Employee Agreement.

The Key Employee Agreement provides for payment of the following benefits if the Company terminates the employment of an executive officer involuntarily without Cause (as defined below) prior to a Change of Control (as defined below):

•	Pro-rata bonus for the year of termination based on actual performance;

•	Severance pay equal to one times (two times for CEO) base salary plus bonus based on the target level of performance for the year of termination, payable over the severance period;

•	Continued medical, dental and life insurance for 12 months (18 months for CEO), up to a maximum of 18 months;

•	Outplacement services; and

•	Reimbursement of reasonable legal fees incurred to enforce the agreement if the executive officer is the prevailing party.

The Key Employee Agreement provides for payment of the following benefits if, within two years after a Change of Control, the Company without Cause terminates an executive officer’s employment involuntarily or if the executive officer resigns for Good Reason (as defined below):

•	Pro-rata bonus for the year of termination based on performance at the target level;

•

Severance pay equal to two times (three times for CEO) the sum of base salary plus bonus based on the target level of performance for the year of termination, payable in a lump sum six months after the termination date or over the severance period (if the Change of Control does not conform to the requirements of Internal Revenue Code (the “Code”) Section 409A);

•	Continued medical, dental and life insurance for 18 months;

•	Attribution of two years (three years for CEO) service credit for purposes of non-qualified excess benefit pension plan; and

•	Reimbursement of reasonable legal fees incurred to enforce the agreement if the executive officer is the prevailing party.

The Key Employee Agreement does not provide for a gross-up of income taxes (and excise taxes related to such gross-up payment) due under the “excess parachute” provisions of Section 280G of the Code in the event the Company terminates an executive officer’s employment involuntarily without Cause or if the executive officer resigns for Good Reason within two years after a Change of Control. Instead, the Key Employee Agreement includes a “best of net” provision to address any potential parachute payments subject to Section 280G of the Code.

The definition of “Change of Control” in the Key Employee Agreements generally includes: (i) acquisition of beneficial ownership by a person or group which results in aggregate beneficial ownership of 30% or more of voting power or common stock, subject to certain exceptions; (ii) change of 50% or more of the Board members, without Board approval; and (iii) consummation of a merger or other business combination unless our Company’s shareholders own a majority of the voting power and common stock of the surviving corporation and other conditions are satisfied.

Graco Inc. 2026 Proxy Statement

As used in the Key Employee Agreement, “Cause” means: (i) conviction of, or guilty or no contest plea to, any felony or other criminal act involving moral turpitude; (ii) gross misconduct or any act of fraud, disloyalty or dishonesty related to or connected with the executive officer’s employment or otherwise likely to cause material harm to our Company or its reputation; (iii) a willful and material violation of our Company’s written policies or codes of conduct; (iv) wrongful appropriation of our Company’s funds or property or other material breach of the executive officer’s fiduciary duties to our Company; or (v) the willful and material breach of the Key Employee Agreement by the executive officer.

As used in the Key Employee Agreement, “Good Reason” means: (i) assignment of duties materially inconsistent with, or other material diminution of, the executive officer’s duties, responsibilities or authority as in effect immediately prior to the Change of Control; (ii) material reduction in the executive officer’s annual compensation as in effect immediately prior to the Change of Control; (iii) relocation of the executive officer to a location more than 50 miles from where the executive officer was based immediately prior to the Change of Control, or requiring the executive to travel to a substantially greater extent; or (iv) failure by our Company to assign the Key Employee Agreement to a successor.

Under the Key Employee Agreement, the executive officer agrees to protect our Company’s confidential information. The Legacy Key Employee Agreement includes an agreement by the executive officer to not compete with our Company or solicit employees for one year (two years for CEO) after termination of employment (or, if the executive officer’s employment is terminated involuntarily other than for Cause prior to a Change of Control, the non-compete covenant may expire after the executive officer is no longer receiving severance payments). The non-compete restriction does not apply if the executive officer’s employment is terminated involuntarily without Cause or voluntarily for Good Reason within two years after a Change of Control. The New Key Employee Agreement does not contain a covenant not to compete with our Company and nothing in the New Key Employee Agreement prohibits the executive officer from competing with our Company. However, if the executive officer in fact competes with our Company during the one-year period (two-year period for the CEO) following termination of employment, the Company is not obligated to pay to the executive officer any further severance payments to which he or she is otherwise entitled as described above and, if the executive officer has previously received any such severance payment, he or she must return it to the Company, in each case with the exception of that portion of severance equal to one month’s base salary.

In order to receive severance, the executive officer must sign a release of claims in favor of our Company and be in compliance with the terms of the Key Employee Agreement. The term of the Key Employee Agreement for each Named Executive Officer is one year, followed by automatic annual renewals, unless either party gives six months’ notice of non-renewal.

Except as indicated above with respect to the CEO, each Named Executive Officer is party to the same form of Key Employee Agreement (in each case being the Legacy Key Employee Agreement).

Other Compensation and Benefits Payable Upon a Change of Control or Certain Terminations

Each NEO is eligible for the benefits described in this section as part of our Company’s standard practice or policy; however, the benefits are not triggered by any specific termination reason. Incremental amounts for each of these benefits are disclosed in the Summary Compensation Table, Potential Payments Upon Termination or Following a Change of Control table, or Pension Benefits table.

Pursuant to the Incentive Bonus Plan, each participant is eligible to receive a prorated bonus based on the amount of base salary earned during the fiscal year and the bonus percentage actually paid for that year for an employment termination due to death, disability or retirement. Unvested stock option awards provided to any executive officer will automatically accelerate and the options will become fully vested in the event of a Change of Control of our Company or if the executive officer’s employment is terminated due to death, disability or retirement. All unvested restricted stock provided to any executive officer will automatically be accelerated and fully vested in the event of a Change of Control of our Company or if the executive officer’s employment is terminated due to death or disability.

Participants in the Graco Employee Retirement Plan and the Graco Restoration Plan are entitled to receive the accumulated pension benefits over their lifetime, over a specific defined time or at the time of their retirement. These amounts are reflected in the Present Value of Accumulated Benefit column of the Pension Benefits table.

Upon any termination of employment, all employees are eligible to receive payment for any credited but unused paid time off. Each Named Executive Officer would receive reimbursement for any miscellaneous travel and spousal/partner travel perquisites and associated tax gross-up payments incurred during the fiscal year.

Graco Inc. 2026 Proxy Statement

The following table discloses the potential payments and benefits, other than those available generally on a nondiscriminatory basis to all U.S. salaried employees, provided upon a Change of Control or termination of employment for each of the Named Executive Officers, calculated as if the Change of Control or termination of employment had occurred on December 26, 2025:

Potential Payments Upon Termination or Following a Change of Control at December 26, 2025

Name	Involuntary (Not for Cause) or Good Reason Termination Following Change of Control(1) ($)	Involuntary (Not for Cause) Termination(2) ($)	Retirement ($)	Death(3) ($)	Disability(4) ($)
Mark W. Sheahan	7,911,477	4,999,399	697,300	1,197,300	958,900
David M. Lowe	2,349,180	1,989,023	295,300	788,300	556,900
Angela F. Wordell	1,639,870	1,672,737	251,600	661,600	509,600
Peter J. O’Shea	1,705,784	1,511,833	—	439,000	258,000
Ronita Banerjee	1,333,581	1,509,321	—	437,000	258,000

(1)	The amounts represent aggregated payments if a Change of Control and qualifying termination of employment occurred on December 26, 2025, which include:

•

Severance payment under the Key Employee Agreement. Upon certain terminations of employment within two years following a Change of Control, Mr. Sheahan is entitled to a severance payment equal to the sum of three times his base salary plus target annual bonus and the other NEOs are entitled to a severance payment equal to the sum of two times their base salary plus target annual bonus.

•

The intrinsic value of restricted stock units where vesting would be accelerated. The value of restricted stock units is determined by multiplying the number of restricted stock units by the closing price of common stock on December 26, 2025.

•

The intrinsic value (or spread between the exercise and market price) of the stock options whose exercisability would be accelerated. The value of accelerated stock options is determined by multiplying the number of unvested options by the difference between the closing share price on December 26, 2025, and the option exercise price.

•

Annual incremental qualified pension and restoration benefit amount. Actuarial annual retirement benefit amount of the accumulated benefit and the accompanying valuation method and assumptions applied for the qualified Graco Employee Retirement Plan and the nonqualified Graco Restoration Plan may be found in the Pension Benefits table and the accompanying narrative on page 39. The incremental benefit amount was determined using additional pay and earnings based on December 26, 2025, base pay and target bonus amounts. The Change of Control annual retirement benefit amount providing for additional years of service credit is calculated as of the earliest possible benefit commencement date. Assuming a December 26, 2025 termination date, the current year bonus would be paid in accordance with the Incentive Bonus Plan. See the Non-Equity Incentive Plan Compensation column and accompanying footnotes in the Summary Compensation Table on page 31.

•	The value of other benefits (post-employment health and dental care premiums and life insurance premiums).

Under the Key Employee Agreement, the payment may be reduced in situations where the NEO would otherwise be subject to excise tax liability under Section 280G of the Code if the amount of such reduced payment would be greater than the full payment less the excise tax. The amounts in the table above do not reflect any reductions that might be made.

(2)

Reflects two years of base salary and target annual bonus for Mr. Sheahan and one year of base salary and target annual bonus for the other NEOs; annual incremental qualified pension and restoration benefit amount; and the value of other benefits (post-employment health and dental care premiums and life insurance premiums). Should our Company elect to extend the non-compete duration beyond one year, the payment amount for the NEOs, except for Mr. Sheahan, would increase.

Graco Inc. 2026 Proxy Statement

(3)	Reflects life insurance benefit and, for Messrs. Sheahan and Lowe and Ms. Wordell, annual incremental qualified pension and restoration benefit amount.

(4)

Assumes NEO is not age 65 or above and disabled for a full calendar year. Benefit reflects an annualized amount that would be paid on a monthly basis and would cease if NEO reaches their Social Security normal retirement age or is no longer disabled. In addition, for Messrs. Sheahan and Lowe and Ms. Wordell, reflects annual incremental qualified pension and restoration benefit amount.

Retirement Benefits

Graco Employee Retirement Plan

The Graco Employee Retirement Plan – Blue (2017 Statement) (the “Retirement Plan”) is a funded, tax-qualified defined benefit pension plan designed to coordinate with Social Security benefits to provide a basic level of retirement benefits for all eligible employees. Eligible executive officers participate in the Retirement Plan on the same terms as the rest of our eligible employees. The Retirement Plan is frozen to employees hired on or after January 1, 2006. Each of the Named Executive Officers is eligible for benefits under the Retirement Plan except for Mr. O’Shea and Ms. Banerjee. Mr. O’Shea participated in a separate Southeast Asian Plan, and Ms. Banerjee was hired by the Company after January 1, 2006.

Benefits for those eligible under the Retirement Plan consist of a fixed benefit, which is designed to provide a retirement income at age 65 of 43.5% of a participant’s average monthly compensation, less 18% of Social Security-covered compensation (calculated in a life annuity option) for an employee with 30 years of service. Average monthly compensation is defined as the average of the five consecutive highest years’ cash compensation during the last ten years of service, divided by sixty. The Retirement Plan defines eligible cash compensation as base salary, holiday pay, income earned outside of the United States but paid in the United States, annual bonus, CEO award, sales incentive, area differential, short-term disability payments, vacation pay, paid out accrued vacation, deferrals made under a cash or deferred agreement under Code Section 401(k), contributions to a plan established under Code Section 125, and transit and parking reimbursements made under Code Section 132. Benefits under the Retirement Plan vest upon five years of benefit service. Normal retirement age is defined as age 65 or age 62 with at least 30 years of service. Early retirement is available to participants age 55 or older with 5 years of vesting service. The monthly amount of a participant’s benefit when retiring prior to age 65, or age 62 with less than 30 years of benefit service, will be reduced by 0.5% for each month by which a participant’s benefit is to begin prior to the participant turning age 65 (or age 62, as the case may be). If a participant continues in employment with the Company after the participant’s normal retirement date, payment of the benefit shall be suspended for each calendar month during which the participant continues employment.

The default form of pension benefit is a single life annuity that provides a monthly benefit for the life of the participant. A participant may elect an optional form of payment. The optional forms available are a joint and survivor annuity or a term certain annuity. A joint and survivor annuity is an annuity that is payable monthly to and for the lifetime of the participant with a survivor annuity that is payable monthly after the participant dies to and for the lifetime of a participant’s designated joint annuitant in an amount equal to 50%, 66 2/3%, 75% or 100% (as elected by the participant) of the amount payable during the joint lives of the participant and the designated joint annuitant. The value of the amounts payable in the joint and survivor annuity form of pension shall be actuarially equivalent to the value of the amounts payable in the single life annuity form of pension. A term certain annuity is a form of annuity that is payable monthly to and for the lifetime of the participant or, if longer, for 120 or 180 months, as elected by the participant before the participant’s pension is to begin.

Graco Restoration Plan

Because the Code limits the pension benefits that can be accrued under a tax-qualified defined benefit pension plan, we have established the Graco Restoration Plan (2005 Statement) (the “Graco Restoration Plan” or the “Restoration Plan”). This plan is a nonqualified excess benefit plan designed to provide retirement benefits to eligible executives and other highly compensated employees as a replacement for the retirement benefits limited under the Retirement Plan by operation of Section 415 and Section 401(a)(17) of the Code or who have experienced a reduction in benefits due to participant contributions to the Graco Deferred Compensation Plan. The Restoration Plan provides comparable level retirement benefits as a percentage of compensation as those provided to other employees.

An employee who is a participant in the Retirement Plan and who has experienced a legislative reduction in benefits under the Retirement Plan due to limitations imposed by Section 415 of the Code, Section 401(a)(17) of the Code, or who has experienced a reduction in benefits due to participant contributions to the Graco Deferred Compensation Plan (2005 Restatement), and is selected for participation, is eligible to participate in the Restoration Plan.

Graco Inc. 2026 Proxy Statement

Benefits under the Restoration Plan supplement the benefits under the Retirement Plan. The Restoration Plan will pay to a participant as a benefit the amount by which the benefit under the Retirement Plan is exceeded by the benefit to which the participant would have been entitled under the Retirement Plan if the benefit limitations under Section 415 of the Code and the compensation limitations of Section 401(a)(17) of the Code did not apply. The Restoration Plan provides for several default forms of distribution. If the participant is single at the time distribution of the participant’s benefit is to commence, the participant’s benefit is to be paid in a single life annuity. If the participant is married at the time distribution of the participant’s benefit is to commence, the participant’s benefit is to be paid in the form of a joint and survivor annuity. The joint and survivor annuity will be paid over the life of the participant and the participant’s spouse, with a reduced annuity paid to the survivor after the death of the participant or the participant’s spouse. Alternatively, a participant may elect any of the distribution options available under the Retirement Plan or a lump sum option. A participant may elect to change the form of distribution to one of the optional forms of distribution. If the participant’s form of payment prior to electing one of the alternate forms is an annuity and the alternate form elected is an actuarially equivalent annuity, the benefit will commence on the same date that the benefit would have been paid but for the election to change the form. If a participant wishes to elect the lump sum option or any option which does not meet the conditions listed above, the election will not take effect until the date that is twelve months after the date on which the participant made the election, and the distribution will be delayed for at least five years after the distribution would have otherwise been made absent the election unless the participant elected a lump sum for the prospective benefits earned after December 31, 2010.

A participant’s benefit will commence on the first day of the month after the later of: (i) the date the participant attains age 62; or (ii) the participant separates from service. In the case of a distribution to a specified employee (as defined in Section 409A of the Code), where commencement is based on the specified employee’s separation from service, the date that the distribution will commence will be the first day of the month following the date that is six months after the specified employee’s separation from service.

If the value of a participant’s benefit under the Restoration Plan is $10,000 or less as of the date the benefit of a participant is to commence, the benefit will be paid in a single lump sum. There is no cap on the maximum benefits under the Restoration Plan.

The actuarial present values of accumulated benefits as of December 26, 2025 for both the Retirement Plan and Restoration Plan are reflected in the Present Value of Accumulated Benefit column of the Pension Benefits table below. The actuarial present values are based on the valuation method and the assumptions applied in the calculations referenced in footnote 1 to the Pension Benefits table.

Graco Southeast Asian Plan

The Graco Inc. Retirement, Death and Disability Benefit Plan II for Graco Non-U.S. employees who are not Covered by Other Plans (the “Southeast Asian Plan”) is an unfunded defined benefit pension plan designed to coordinate with Social Security benefits to provide a basic level of retirement payment for all eligible employees. Eligible executive officers participate in the Southeast Asian Plan on the same terms as the rest of our eligible employees. Mr. O’Shea was the only Named Executive Officer who participated in the Southeast Asian Plan.

Benefits for those eligible under the Southeast Asian Plan consist of a fixed benefit, which is designed to provide a retirement payment at age 65 of 1.67% times final average earnings times years of service, minus 50% of any social security benefit earned during any years when Graco contributed to a social security program for the employee, with this initial amount multiplied by 10 to determine the lump sum benefit under the Southeast Asian Plan. Final average earnings is defined as the average of the five consecutive highest years’ covered compensation during the last ten years of service. The Southeast Asian Plan defines eligible covered compensation as regular salary, including 13th month payments, holiday and vacation pay, sales incentives and bonus.

Benefits under the Southeast Asian Plan vest upon 10 years of service. Normal retirement age is defined as age 65. Early retirement is available to participants age 55 or older with 10 years of service. The benefit amount of a participant who terminates once eligible for earlier retirement, but before age 65, will be reduced by 0.5% for each month retirement precedes the participant turning age 65. If a participant continues in employment with the Company after the participant’s normal retirement date, payment of the benefit shall be delayed until the participant terminates.

The form of pension benefit is a lump sum benefit, although a participant could elect to purchase an annuity from an insurance company at time of payment.

Graco Inc. 2026 Proxy Statement

Pension Benefits at 2025 Fiscal Year End

Name (3)	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1,2) ($)	Payments During Last Fiscal Year ($)
Mark W. Sheahan	Graco Employee Retirement Plan	30.3	1,537,000	—
	Graco Restoration Plan	30.3	6,886,000	—
David M. Lowe	Graco Employee Retirement Plan	30.9	1,295,000	—

	Graco Restoration Plan	30.9	1,688,000	—
Angela F. Wordell	Graco Employee Retirement Plan	32.5	1,179,000	—
	Graco Restoration Plan	32.5	997,000	—
Peter J. O’Shea	Southeast Asian Plan	7	295,373	—

(1)

Information concerning the assumptions used in accounting for retirement benefits may be found in Item 8, Financial Statements and Supplementary Data, Note 10 to the Consolidated Financial Statements in our 2025 Annual Report on Form 10-K.

(2)	Benefits for both the Retirement Plan and the Restoration Plan are based on either age 65 or the earliest date the NEO would receive unreduced benefits.

(3)

Based on age and credited years of service, Mr. Sheahan and Ms. Wordell are eligible for early retirement benefits, and Mr. Lowe is eligible for unreduced benefits, under the Retirement Plan and the Restoration Plan.

Nonqualified Deferred Compensation

The Graco Inc. Deferred Compensation Plan (2005 Statement) (the “Deferred Compensation Plan”) is a nonqualified, unfunded deferred compensation plan intended to meet the requirements of Section 409A of the Code. Our Company has purchased insurance contracts on the lives of certain employees who are eligible to participate in the Restoration Plan and the Deferred Compensation Plan to fund the Company’s liability under these plans. These insurance contracts are held in trust and are available to general creditors in the event of the Company’s insolvency. Only a select group of management and highly compensated employees are eligible to participate in the Deferred Compensation Plan.

A participant in the Deferred Compensation Plan may elect to defer 1% to 50% of their base salary or sales incentive advances and/or 1% to 100% of their annual bonus and year-end sales incentive award. The Deferred Compensation Plan uses measurement funds to value the performance of the participants’ accounts. Participants can select one or more measurement funds and allocate their accounts in whole percentages. Participants have the ability to change their measurement funds on a daily basis. Participants are fully vested in the funds credited to their account at all times.

Upon enrollment in the Deferred Compensation Plan, the participant elects the year distributions are to begin, which may coincide with the participant’s separation from service, and the form of distribution. The participant may elect a one-time change to the year in which the distribution is to begin. A change will delay the first distribution date for at least five years after the date the distributions would have begun under the original election. Participants have the ability to select between the following distribution forms: lump sum or annual installments for five, ten or fifteen years. In the event of a distribution made in connection with the participant’s separation from service, the account will be distributed as soon as administratively possible in the January next following the date of separation from service. For a specified employee (as defined by Code Section 409A), distributions made due to a separation from service will be delayed until the first of the month following the date that is six months after the date the specified employee separated from service.

Nonqualified Deferred Compensation at 2025 Fiscal Year End

As of December 26, 2025, Ms. Wordell was the only Named Executive Officer contributing to the Deferred Compensation Plan.

Name	Executive Contributions in Last Fiscal Year (2025) ($)	Registrant Contributions in Last Fiscal Year (2025) ($)(1)	Aggregate Earnings in Last Fiscal Year (2025)(2) ($)	Aggregate Withdrawals/ Distributions in 2025 ($)	Aggregate Balance as of 12/26/2025 ($)(3)
Angela Wordell	—	—	298,511	—	1,976,166

Graco Inc. 2026 Proxy Statement

(1)	The Company has not made any contributions to Ms. Wordell’s account, and she has not received any earnings on deferred compensation that are above-market or preferential.

(2)

Participants are permitted to choose to have their account balance indexed to crediting rate alternatives that generally mirror the investment choices and actual rates of return available under the Company’s 401(k) plan.

(3)

This amount represents cash compensation from prior years that are not included in the Summary Compensation Table for any prior year because Ms. Wordell first became an NEO for 2025 and related earnings on such deferrals.

CEO Succession Planning

Our Board is responsible for reviewing and overseeing management’s succession plan for key executive positions and for establishing a succession plan for our CEO position. The MOCC is responsible for overseeing executive management succession planning and management organization. Annually, our CEO, together with our CHRO, present to our Board an overview of our talent management program and processes, including the identification of key individuals, their readiness for certain executive positions, and development actions to be taken to prepare them for these positions over a period of time. In addition, our Board annually reviews and discusses succession planning for our CEO position. In doing so, the Board considers our Company’s current and future business and leadership needs, the identification of candidates who may be able to serve as our principal executive officer in an emergency, the development of potential candidates who may be able to serve as our principal executive officer in the longer-term, and progress made by those potential candidates in their development over the past year. Our Board has access to senior executives and key management from time to time through presentations to the full Board and one-on-one meetings with individual directors.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee (excluding our CEO). In 2025, the annual total compensation of our CEO was $9,491,330, and the annual total compensation of our median employee was $79,221, resulting in a ratio of approximately 120 to 1.

In accordance with Instruction 2 to Item 402(u) of Regulation S-K, to identify our 2025 median employee, we generated a list of all individuals employed by the Company and its consolidated subsidiaries as of December 26, 2025, excluding our CEO. We did not exclude any non-U.S. employees from the list. We then used base compensation (defined as annualized base salary or wages) as the consistently applied compensation measure for all employees, and sorted the list based on this measure to identify the median compensation of our employees. Compensation in currencies other than the U.S. dollar was converted into U.S. dollars at the applicable exchange rate in effect as of December 26, 2025. We then identified an employee at the median of base compensation. We calculated the 2025 total annual compensation of the identified median employee using the same methodology we used to calculate the annual total compensation of our CEO in the Summary Compensation Table.

The SEC’s rules for identifying the median employee, calculating the median employee’s annual total compensation, and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Graco Inc. 2026 Proxy Statement

Pay Versus Performance
Pay Versus Performance Table
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation
S-K,
the table below discloses, for the last five fiscal years: (i) the total compensation paid (as reported in the Summary Compensation Table (“SCT”)) and the compensation actually paid (“CAP”) to the individuals who served as the Company’s CEOs; (ii) the average of the total compensation paid (as reported in the SCT) and the average CAP to the individuals who served as non-CEO
NEOs; (iii) the cumulative total shareholder return of the Company and peer group cumulative total shareholder return; (iv) net income; and (v) net sales.

Year	Summary Compensation Table Total for Current CEO (1) ($)	Compensation Actually Paid to Current CEO (1)(4) ($)	Summary Compensation Table Total for Former CEO (2) ($)	Compensation Actually Paid to Former CEO (2) ($)	Average Summary Compensation Table Total for Non-CEO NEOs (3) ($)	Average Compensation Actually Paid to Non-CEO NEOs (3)(4) ($)	Value of Initial Fixed $100 Investment (5) Based On:		Net Income (in thousands) ($)	Net Sales (7) (in thousands) ($)
							Total Shareholder Return ($)	Peer Group Total Shareholder Return (6) ($)
2025	9,491,330	6,140,949	—	—	1,584,626	1,279,874	122	170	521,839	2,236,604
2024	8,361,979	4,763,001	—	—	1,216,886	1,247,444	171	177	486,084	2,133,316
2023	9,236,066	10,871,942	—	—	1,948,817	2,226,741	175	160	506,511	2,195,606
2022	6,417,072	6,011,113	—	—	1,324,147	1,237,294	134	126	460,645	2,143,521
2021	5,422,139	5,758,222	1,686,160	2,042,742	1,901,127	1,896,267	158	144	439,866	1,987,608

(1)	Mark W. Sheahan became President and Chief Executive Officer effective June 10, 2021.

(2)	Patrick J. McHale served as President and Chief Executive Officer from June 2007 through June 9, 2021.

(3)
The
non-CEO
NEOs were as follows: David M. Lowe, Angela F. Wordell, Peter O’Shea and Ronita Banerjee (2025); David M. Lowe, Dale D. Johnson, Peter O’Shea and Ronita Banerjee (2024); David M. Lowe, Dale D. Johnson, Christian E. Rothe and Caroline M. Chambers (2023); and David M. Lowe, Dale D. Johnson, Christian E. Rothe and Jeffrey P. Johnson (2022 and 2021).

(4)	The table below sets forth the amounts deducted from and added to SCT total compensation to calculate CAP to Mr. Sheahan and average CAP to the non-CEO NEOs for 2025.

Adjustments	Current CEO ($)	Average of Non-CEO NEOs ($)
Total Compensation from SCT	9,491,330	1,584,626
Adjustments for defined benefit and actuarial pension plans:
Subtract aggregate change in the actuarial present value of accumulated benefits under all defined benefit and pension plans reported in the SCT	1,364,000	106,218
Add service cost	300,000	36,500
Add prior service cost	0	0
Adjustments for stock and option awards:
Subtract SCT amounts of stock and option awards	5,749,775	630,999
Add fair value at 2025 fiscal year-end of awards granted during fiscal year 2025 that are outstanding and unvested at year-end	4,951,645	543,410
+/- The difference between fair value of awards from the end of fiscal year 2024 to the end of fiscal year 2025 for awards granted in any prior fiscal year that are outstanding and unvested at year-end	(1,670,177)	(167,744)
Add the fair value as of the vesting date for awards granted and vesting during fiscal year 2025	0	0
+/- The change in fair value from the end of fiscal year 2024 to the vesting date for awards granted in any prior fiscal year for which all applicable vesting conditions were satisfied during fiscal year 2025	181,925	20,299
Subtract fair value at end of fiscal year 2024 for awards granted in any prior fiscal year that fail to meet the applicable vesting conditions during fiscal year 2025	0	0
Add dividends or other earnings paid on stock or option awards in 2024 prior to vesting if not otherwise included in total compensation for fiscal year 2025	0	0
Compensation Actually Paid (as calculated)	6,140,949	1,279,874

Graco Inc. 2026 Proxy Statement

(5)
Total shareholder return is calculated based on a fixed investment of one hundred dollars measured from the market close on the last trading day of fiscal 2020 through and including the end of each fiscal year reported in the table.

(6)
The peer group used in this Pay Versus Performance table is the Dow Jones U.S. Industrial Machinery Index, which is the same peer group the Company uses for purposes of the stock performance graph in our Annual Report on Form
10-K.

(7)
Our Company-selected measure, which is the measure we believe represents the most important financial performance not otherwise presented in the table above that we use to link CAP to our NEOs for fiscal 2025 to our Company’s performance, is Net Sales, as reported in our Annual Report on Form
10-K.

Most Important Financial Measures
The table below lists the most important financial performance measures used by the Company to link CAP to the Company’s NEOs to Company performance.

Most Important Financial Performance Measures

Net Sales

Incentive Earnings Per Share

Divisional Net Sales

Divisional Incentive Earnings Per Share
As further described in the Compensation Discussion and Analysis section of this Proxy Statement, Incentive Bonus Plan targets are weighted 60% corporate Net Sales and 40% corporate Incentive EPS for the CEO, CFO and function executives; 36% corporate Net Sales, 24% corporate Incentive EPS, 24% divisional Net Sales and 16% divisional Incentive EPS for NEOs with divisional leadership responsibility.
Incentive EPS and divisional Incentive EPS exclude certain purchase accounting and one-time
transaction costs related to acquisitions and divestitures, the initial valuation of acquisitions and potential earn out adjustments, and the effects of excess tax benefits from stock option exercises.
Description of Certain Relationships
The charts below provide a graphic description of the relationship between: (i) the Company’s cumulative total shareholder return and peer group cumulative total shareholder return; (ii) CAP to the CEOs and the average CAP to the non-CEO
NEOs; (iii) the Company’s net income; and (iv) the Company’s Net Sales.

Graco Inc. 2026 Proxy Statement

Graco Inc. 2026 Proxy Statement

Supplemental Pay Versus Performance Disclosure
As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, paying for performance is the cornerstone of the Company’s compensation philosophy and program. The MOCC uses Net Sales and Incentive EPS as the sole metrics for our short-term cash incentive plan, and stock options as the sole vehicle for our long-term incentive plan, to motivate our executives to attain annual and long-term goals and operational growth for the Company, and to align our executives’ interests with our shareholders’ interests in creating long-term shareholder value. As depicted in the chart below, over the past 10 years the Company’s cumulative total shareholder return has been 289% versus 298% for the S&P 500 and 317% for the Dow Jones U.S. Industrial Machinery Index. The MOCC believes that the use of Net Sales and Incentive EPS as the sole metrics in our short-term incentive program, and stock options as the sole vehicle in our long-term incentive program, have been highly effective in aligning our executives’ interests with our shareholders’ interests in creating shareholder value over the long term.

Graco Inc. 2026 Proxy Statement

Policies and Practices Related to the Grant of Certain Equity Awards
We do not have any formal policy that requires us to grant, or avoid granting, equity awards to our executive officers at certain times. Consistent with our annual compensation cycle, the MOCC typically grants annual equity awards, in the form of stock options, to our executive officers at the MOCC’s first regular meeting of the year, typically in February. The dates for these committee meetings are set more than a year in advance on a fairly consistent cadence year over year. The dates of the committee meetings generally occur after we have issued our earnings release announcing our fourth quarter and full year financial results; however, the meetings may occur closer in time to the filing of our related Annual Report on Form
10-K,
which we generally do not believe includes additional material information beyond what we disclosed in our earnings release.
The timing of any equity grants to executive officers in connection with new hires, promotions, or other non-routine
grants is tied to the event giving rise to the award (such as an executive officer’s commencement of employment or promotion effective date).
As a result, in all cases, the timing of the grant of stock options, occurs independent of the release of any material, non-public
information, and we do not time the disclosure of material
non-public
information for the purpose of affecting the value or exercise price of stock options.
As disclosed in the table below, the annual stock option grant on February 14, 2025 occurred two business days before we filed our Annual Report on Form
10-K
for the fiscal year ended December 27, 2024. However, because we issued our earnings release with our financial results for the fourth quarter and fiscal year ended December 27, 2024 on January 27, 2025, there was no material, non-public
information at the time these annual grants were made.

	Grant Date	Number of Securities Underlying the Award (#)	Exercise Price ($)	Grant Date Fair Value of the Award (#)
Percentage Change in the Closing
Market Price of the Securities
 Underlying the Award Between the
Trading Day Ending Immediately
Prior to the Disclosure of Material
Nonpublic Information and the
Trading Day Beginning Immediately
Following the Disclosure of Material
Nonpublic Information
(1)

Mark W. Sheahan	2/14/2025	204,910	86.06	5,749,775	(1.6200)%
David M. Lowe	2/14/2025	33,850	86.06	949,831	(1.6200)%
Angela F. Wordell	2/14/2025	18,700	86.06	524,722	(1.6200)%
Peter J. O’Shea	2/14/2025	18,700	86.06	524,722	(1.6200)%
Ronita Banerjee	2/14/2025	18,700	86.06	524,722	(1.6200)%

Graco Inc. 2026 Proxy Statement

(1)
The table requires disclosure of these option grants; however, we do not believe that the heading of this column applies as we believe that the Annual Report on Form
10-K
for the year ended December 27, 2024 did not contain any material, non-public
information as the material information about the fiscal year was reported when we released earnings on January 27, 2025.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information about shares that may be issued under our Company’s various equity incentive and purchase plans as of December 26, 2025:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	9,786,393	$61.38	18,371,634

Graco Inc. 2026 Proxy Statement

BENEFICIAL OWNERSHIP OF SHARES

Director and Executive Officer Beneficial Ownership

The following table shows the number of common shares of our Company beneficially owned by each director, each nominee for election as director, the Named Executive Officers and by all current directors and executive officers as a group as of February 23, 2026. Except as otherwise indicated, the persons listed have sole voting and investment power.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1, 2)	Percent of Common Stock Outstanding(3)	Deferred Stock(2)
Heather L. Anfang	6,630	—	3,194
Ronita Banerjee	16,234	—	—
Archie C. Black(4)	9,621	—	3,463
Eric P. Etchart	113,899	—	17,365
Jody H. Feragen	100,819	—	13,396
J. Kevin Gilligan(5)	97,293	—	97,677
David M. Lowe(6)	945,545	—	—
Martha A. Morfitt(7)	300,858	—	112,830
Peter J. O’Shea	143,765	—	—
Andrea H. Simon	—	—	—
Mark W. Sheahan(6, 8)	1,075,415	—	—
Kevin J. Wheeler	48,047	—	7,676
Angela F. Wordell	160,608	—	—
All current directors and executive officers as a group 21 persons)(6, 8)	3,672,176	2.18%	255,600

(1)

Includes shares which the non-employee directors and executive officers have a right, as of April 24, 2026, to acquire beneficial ownership of upon the exercise of vested stock options, in the following amounts: Ms. Anfang (6,630 shares), Ms. Banerjee (15,960 shares), Mr. Black (8,280 shares), Mr. Etchart (67,767 shares), Ms. Feragen (54,897 shares), Mr. Gilligan (53,192 shares), Mr. Lowe (280,547 shares), Ms. Morfitt (66,062 shares), Mr. O’Shea (128,975 shares), Ms. Simon (0 shares), Mr. Sheahan (952,040 shares), Mr. Wheeler (48,047 shares) and Ms. Wordell (145,034 shares). The aggregate number of shares which all current non-employee directors and executive officers have the right to acquire by this method is 304,875 and 2,056,092 respectively.

(2)

Beneficial ownership excludes shares of deferred stock credited to each individual non-employee director’s deferred stock account as of February 23, 2026. Upon termination of the director’s service on the Board, the non-employee director will be paid the balance in his or her deferred stock account through the issuance of Graco shares, either in a lump sum or installments, starting January 10 of the year following the separation of the non-employee director from service. The information in the column “Deferred Stock” is not required by the rules of the Securities and Exchange Commission because the deferred stock shares carry no voting rights and the non-employee director has no right or ability to convert the deferred stock shares to common stock within 60 days of February 23, 2026. Nevertheless, we believe this information provides a more complete picture of the financial stake our directors have in our Company.

(3)	Less than 1% if no percentage is given.

(4)	Includes 1,341 shares of common stock held in a charitable foundation over which Mr. Black has investment control.

(5)	Includes 44,101 shares of common stock held in a trust.

(6)

Includes 7,718 shares which are held indirectly through the Graco Employee Stock Ownership Plan. Shares are held by the Named Executive Officers in the following amounts: Mr. Lowe (1,474 shares) and Mr. Sheahan (1,474 shares). The balance of the 7,718 shares is held by other executive officers. The NEOs have voting and investment power over their respective shares.

(7)	Includes 3,300 shares of common stock held in a trust.

(8)	Includes 2,892 shares held by Mr. Sheahan’s spouse.

Graco Inc. 2026 Proxy Statement

Principal Shareholder Beneficial Ownership

The following table identifies each person or group known to our Company to beneficially own, as of December 31, 2025, more than 5% of the outstanding common stock of the Company, the only class of security entitled to vote at the Meeting:

Name and Address of Shareholder	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.(1) 50 Hudson Yards New York, NY 10001	16,958,547	10.2%

The Vanguard Group (2) 100 Vanguard Blvd. Malvern, PA 19355	17,229,664	10.2%

(1)

In a Schedule 13G/A filed with the Securities and Exchange Commission on January 21, 2026, BlackRock, Inc. reported that, as of December 31, 2025, it has sole voting power over 15,937,379 shares, shared voting power over 0 shares, sole dispositive power over 16,958,547 shares and shared dispositive power over 0 shares.

(2)

In a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2024, The Vanguard Group reported that, as of December 29, 2023, it has sole voting power over 0 shares, shared voting power over 96,316 shares, sole dispositive power over 16,995,273 shares and shared dispositive power over 234,391 shares.

RELATED PERSON TRANSACTION APPROVAL POLICY

In February 2007, our Board of Directors adopted a written related person transaction approval policy, which sets forth our Company’s policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the Securities and Exchange Commission. Our policy, as amended from time to time, applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our Company is a participant and in which a related person has a direct or indirect interest, other than the following:

•

Payment of compensation by our Company to a related person for the related person’s service to our Company in the capacity or capacities that give rise to the person’s status as a “related person”; and

•	Transactions generally available to all employees or all shareholders of our Company on the same terms.

The Audit Committee of our Board of Directors must approve any related person transaction subject to this policy before commencement of the related person transaction or, if it is not practicable to approve the transaction before commencement, the transaction will be submitted to the Audit Committee or Chair of the Audit Committee for ratification as soon as possible. The Audit Committee or its Chair will analyze the following factors, in addition to any other factors the Audit Committee deems appropriate, in determining whether to approve a related person transaction:

•	The benefits to our Company;

•	The impact on a director’s independence;

•	The availability of other sources for comparable products or services;

•	The terms of the transaction and whether they are fair to our Company;

•	Whether the terms are available to unrelated third parties or to employees generally;

•	Whether the transaction is material to the Company; and

•	The role that the related person played, if any, in arranging the transaction.

The Audit Committee or its Chair may, in its, his or her sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our Company and the related person following certain procedures designated by the Audit Committee or its Chair.

Graco Inc. 2026 Proxy Statement

PROPOSAL 1

ELECTION OF DIRECTORS

The number of directors of our Company is currently set at nine, and there are currently nine directors. The directors are divided into three classes, each class being as equal in number as reasonably possible. Vacancies may be filled by a majority vote of the directors then in office, though less than a quorum, and directors so chosen are subject to election by the shareholders at the next Annual Meeting of Shareholders. Directors elected at an Annual Meeting of Shareholders to succeed directors whose terms expire are elected for three-year terms. Once elected, all directors are subject to the standards set forth in our Corporate Governance Guidelines, which include, among others, the requirement to tender the director’s resignation if his or her employment status significantly changes, and the requirement to resign from the Board effective as of the date of the Annual Meeting of Shareholders following the director’s 75th birthday unless the director has current, substantial engagement in business activities that require skills relevant to Graco’s business and useful to the Board. At the Meeting, four persons will be nominated for election to our Board of Directors.

Upon recommendation of the Governance Committee, which acts as the nominating committee of the Board, the Board has nominated Martha A. Morfitt, Mark W. Sheahan, Andrea H. Simon and Kevin J. Wheeler for three-year terms expiring in the year 2029. Each of Ms. Morfitt, Mr. Sheahan, Ms. Simon and Mr. Wheeler’s current terms expire at the Meeting. Ms. Morfitt, Mr. Sheahan and Mr. Wheeler have previously been elected as directors by the shareholders of our Company, and Ms. Simon is standing for election by the shareholders of our Company for the first time. For additional information about the nominees, please see the “Nominees and Continuing Directors” section of this Proxy Statement beginning on page 6.

Unless otherwise instructed not to vote for the election of directors, proxies will be voted to elect the nominees set forth above. A director nominee must receive the vote of a majority of the votes cast at the Meeting in order to be elected. In the event that an incumbent director does not receive a majority of the votes cast, our Corporate Governance Guidelines require that the director promptly offer to tender his or her resignation to the Board. The Governance Committee will make a recommendation to the Board on whether to accept or reject the offer. The Board, taking into account the recommendation of the Governance Committee, will decide whether to accept or reject the offer, and will publicly disclose its decision and the rationale behind it within 90 days after the date of the election. Unless the Board reduces the number of directors, your proxy will be voted to elect any replacement nominee designated by the Board in the event that a nominee is unable or unwilling to serve.

The Board of Directors, upon recommendation of the Governance Committee, recommends that shareholders vote FOR the election of Martha A. Morfitt, Mark W. Sheahan, Andrea H. Simon and Kevin J. Wheeler to terms expiring in 2029.

Graco Inc. 2026 Proxy Statement

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP has acted as the independent registered public accounting firm for the Company since we first went public in 1969. The Audit Committee, which has appointed Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2026, recommends ratification of the appointment by the shareholders. If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the selection of the independent auditors will be reconsidered by the Audit Committee. A representative of Deloitte & Touche LLP will be present at the Meeting and will have the opportunity to make a statement if so desired and will be available to respond to any appropriate shareholder questions.

The Audit Committee recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2026.

Graco Inc. 2026 Proxy Statement

PROPOSAL 3

ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION

The Company is providing shareholders with an annual non-binding, advisory vote on the executive compensation of the Named Executive Officers (commonly referred to as a “say on pay”). Accordingly, shareholders will vote on approval of the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis section, the compensation tables and the related narrative disclosure in this Proxy Statement.

This vote is non-binding. The Board of Directors and the Management Organization and Compensation Committee expect to take the outcome of the vote into account when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

As described in detail under the Compensation Discussion and Analysis section of this Proxy Statement, our compensation programs are designed to achieve the Company’s goal of attracting, developing and retaining global business leaders who can drive financial and strategic growth objectives that are intended to build long-term shareholder value. Our executive compensation framework includes the following elements:

•	Competitive compensation as compared against manufacturing companies of comparable sales volume and financial performance;

•	All elements of compensation are tied to the performance of the Company, a division, a region and/or the performance of the individual executive officer;

•	Appropriate balance of short- and long-term financial and strategic business results, with an emphasis on managing the business for the long-term;

•	Long-term incentives that align the interests of executive officers with the long-term interests of shareholders; and

•	Compensation designed to reduce the possibility of excessive risk-taking, such as through our stock holding policy and recoupment policy.

Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure to better understand the compensation of our Named Executive Officers.

The Board of Directors, upon recommendation of the Management Organization and Compensation Committee, recommends that shareholders vote FOR approval, on an advisory basis, of the compensation paid to our Named Executive Officers as disclosed in this Proxy Statement.

Graco Inc. 2026 Proxy Statement

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE ANNUAL MEETING IN THE YEAR 2027

Any shareholders wishing to have a proposal considered for inclusion in the proxy statement for the Annual Meeting of Shareholders in the year 2027 must follow the procedures provided in Rule 14a-8 under the Securities Exchange Act of 1934 and submit such proposal in writing to the Secretary of the Company at the address shown on page 1 of this Proxy Statement no later than November 11, 2026.

All other shareholder proposals and nominations must be made in compliance with the provisions of our Bylaws. Any shareholder proposal or nomination for the Annual Meeting of Shareholders in year 2027 not for inclusion in the Company’s proxy statement must be submitted by written notice to the Secretary of the Company by January 24, 2027, to be considered. Any nomination for the Annual Meeting of Shareholders in the year 2027 for inclusion in the Company’s proxy statement (referred to as proxy access) must be submitted by written notice to the Secretary of the Company between October 12, 2026 and November 11, 2026, to be considered. Our proxy access Bylaw permits a shareholder or group of up to 20 shareholders owning 3% or more of our outstanding common stock continuously for at least the previous three years to nominate up to the greater of two individuals or 20% of the Board. In addition, any shareholder who intends to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19 and provide the notice that sets forth the information required thereby no later than February 23, 2027.

OTHER MATTERS

Our Board is not aware of any matter, other than those stated above, which will or may properly be presented for action at the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the available form of proxy to vote the shares represented by such proxies in accordance with their best judgment.

For the Board of Directors,

Joseph J. Humke

Secretary

Dated March 11, 2026

Graco Inc. 2026 Proxy Statement

GRACO INC. 88 11TH AVENUE N.E. MINNEAPOLIS, MN 55413-1894

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/GGG2026

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Graco Inc. in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V85193-P42887	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

GRACO INC.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominees:	For	Against	Abstain

1a. Martha A. Morfitt	☐	☐	☐

1b. Mark W. Sheahan	☐	☐	☐

1c. Andrea H. Simon	☐	☐	☐

1d. Kevin J. Wheeler	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:				For	Against	Abstain

2. Ratification of appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year 2026.				☐	☐	☐

3. Approval, on an advisory basis, of the compensation paid to our named executive officers as disclosed in the Proxy Statement.				☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, 2025 Overview and Annual Report on Form 10-K are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

V85194-P42887

GRACO INC.

Annual Meeting of Shareholders

April 24, 2026 1:00 p.m., Central Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Mark W. Sheahan and David M. Lowe, or either of them, as proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Graco Inc., to be held via live webcast at www.virtualshareholdermeeting.com/GGG2026, on Friday, April 24, 2026, at 1:00 p.m., Central Time, and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

If shares are held under the Graco Employee Investment Plan (“Plan”): This proxy provides confidential voting instructions regarding these shares to the Plan Trustee who then votes the shares. Instructions must be received by 11:59 p.m. Eastern Time on April 21, 2026, to be included in the tabulation to the Plan Trustee. If instructions are not received by that date, or if the instructions are invalid because this proxy is not properly signed and dated, the shares will be voted in accordance with the terms of the Plan Document.

Continued and to be signed on reverse side